As filed with the Securities and Exchange Commission on May __, 2002
                                                      Registration No. 333______

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                 --------------

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 ---------------

                         NORTHEAST MORTGAGE CORPORATION
             (Exact name of Registrant as specified in its charter)

            Nevada                          6162                      86-0972558
            ------                          ----                      ----------
(State or other jurisdiction of  (Primary Standard Industrial      (IRS Employer
 incorporation or organization)   Classification Number)  Identification Number)

                              800 Main Street South
                          Southbury, Connecticut 06488
                                 (203) 262-6110
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)
                                 ---------------

                                 Brian Rogerson
                         Northeast Mortgage Corporation
                                 800 Main Street
                          Southbury, Connecticut 06488
                                 (203) 262-6110
                (Name, address, including zip code, and telephone
                number, including area code, of agent for service
                                   of service)
                                 ---------------

                                 With copies to:
                           Christian J. Hoffmann, III
                        Quarles & Brady Streich Lang, LLP
                             2 North Central Avenue
                           Phoenix, Arizona 85004-2391
                                 (602) 229-5200
                                 ---------------

Approximate  date of  commencement of proposed sale of the securities to public:
From time to time after the Registration Statement becomes effective as determined by market conditions and the needs of the Selling Shareholders. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
                                 ---------------

                         CALCULATION OF REGISTRATION FEE
------------------------------------- ------------------ --------------------- ---------------------------- ------------------
 Title of Each Class of Security to     Amount to be       Proposed Maximum    Proposed Maximum Aggregate       Amount of
           be Registered                 Registered       Offering Price (1)       Offering Price (1)       Registration Fee
------------------------------------- ------------------ --------------------- ---------------------------- ------------------
Common Stock, $.001 par value (1)     4,000,000 shares           $.10                   $400,000                 $100
------------------------------------- ------------------ --------------------- ---------------------------- ------------------

(1)      Estimated for purpose of calculating registration fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (the "Securities Act") or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         NORTHEAST MORTGAGE CORPORATION

                        4,000,000 Shares of Common Stock

         This prospectus is part of a registration statement that covers 4,000,000 shares of our common stock currently owned by the selling shareholders (the "Selling Shareholders"). The shares of the Selling Shareholders were acquired as follows: (i) 1,000,000 shares issued to our original shareholders and (ii) 3,000,000 shares issued to the shareholders of Northeast Mortgage LLC, a Connecticut limited liability company ("NEM"), in connection with our acquisition of NEM. These shares may be offered or sold from time to time by the Selling Shareholders.

         We will not receive any proceeds from the sale of shares by the Selling Shareholders.

         Our common stock is not currently listed or quoted on any quotation medium. There can be no assurance that our common stock will ever be quoted on any quotation medium or that any trading market for our common stock will ever develop.

         Unless the context otherwise requires "we," "our," "us," or the "Company," refers to Northeast Mortgage Corporation. Our principal executive offices are located at 800 Main Street, Southbury, Connecticut 06488, and our telephone number is (203) 262-6110.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.




    See "risk factors" beginning on page 6 for a discussion of certain risks related to an investment in our common stock.















                The date of this prospectus is ___________, 2002

                                Table of Contents

                                                                                                             Page

PROSPECTUS SUMMARY...............................................................................................1

RISK FACTORS AND INVESTMENT CONSIDERATIONS.......................................................................4

USE OF PROCEEDS.................................................................................................10

DETERMINATION OF OFFERING PRICE.................................................................................10

SELLING SHAREHOLDERS............................................................................................11

PLAN OF DISTRIBUTION............................................................................................13

LEGAL PROCEEDINGS...............................................................................................14

MANAGEMENT......................................................................................................15

DESCRIPTION OF SECURITIES.......................................................................................16

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..................................................................18

BUSINESS........................................................................................................19

SELECTED COMBINED FINANCIAL DATA................................................................................29

MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS..................................................30

DESCRIPTION OF PROPERTY.........................................................................................32

MARKET FOR THE SHARES AND RELATED STOCKHOLDER MATTERS...........................................................33

LEGAL MATTERS...................................................................................................37

EXPERTS.........................................................................................................37

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by reference to the more detailed information and financial statements appearing elsewhere in and incorporated by reference into this Prospectus. The shares offered hereby are speculative and involve a high degree of risk. Each prospective investor should carefully review the entire Prospectus, the financial statements and all exhibits and documents referred to therein. See "Risk Factors."

                                   The Company

         We were organized under the laws of the state of Nevada on July 25, 1997 under the name Knight Investment Ltd. On October 30, 2001 we entered into a Contribution Agreement (the "Agreement"), with Northeast Mortgage LLC and its members to acquire all or substantially all of the assets of NEM (the "Acquisition"). Our shareholders approved the Acquisition and we completed the Acquisition on March 27, 2002-NEM was originally founded in 1996 in Connecticut. As a result of the Acquisition, we issued 3,000,0000 shares of our common stock and 4,600,000 shares of our Series A Preferred Stock to the members of NEM. On February 25, 2002 we changed our name to Northeast Mortgage Corporation in anticipation of the Acquisition.

         Our common stock is not listed on any recognized exchange or quoted on any quotation medium. There are no plans, proposals, arrangements or understandings with any persons concerning the development of a trading market in our common stock.

         Our principal executive offices are located at 800 Main Street, Southbury, Connecticut 06488, and our telephone number is (203) 262-6110.

Summary of Our Business

         Prior to the Acquisition we had no assets or business operations. As a result of the Acquisition we are now engaged primarily in the mortgage banking business, and as such originate and sell mortgage loans. Our mortgage loans are principally prime credit quality first-lien mortgage loans secured by single-family residences although we also offer home equity loans both in conjunction with newly produced prime credit quality first mortgages and as a separate product. In addition, we offer sub-prime credit quality first-lien single-family mortgage loans.

                             Summary of the Offering

Securities Offered........................................   4,000,000 shares of common stock, $.001 par value
Capital Stock Outstanding

     Common Stock outstanding prior to and after
     Offering.............................................   4,000,000 shares (1)

Proposed OTC Bulletin Board Symbol........................   Common Stock: "NEMC"

Use of Proceeds...........................................   We will  not  receive  any  proceeds  from the sale of
                                                             the shares by the  Selling  Shareholders.  See "Use of
                                                             Proceeds."

Plan of Distribution......................................   The  shares  offered  hereby  may be sold from time to
                                                             time by the  Selling  Shareholders.  These  shares may
                                                             be   offered   from  time  to  time  in  one  or  more
                                                             transactions  on the OTC Bulletin  Board or any public
                                                             market  on  which  the  our  common  stock  trades  at
                                                             market  prices  prevailing at the time of the sale, at
                                                             prices related to such  prevailing  market prices,  or
                                                             at negotiated prices.

                                                             We  are  paying all of the expenses in connection with
                                                             the preparation of this Prospectus  and  the   related
                                                             Registration  Statement,  estimated  at  $35,000.  See
                                                             "Selling Shareholders" and "Plan of Distribution."

Risk Factors..............................................   An  investment  in our  common  stock  involves a high
                                                             degree  of risk.  See  "Risk  Factors  and  Investment
                                                             Considerations."


--------------------

(1) Indicates shares of common stock outstanding as of the date of this Prospectus.

                             Summary Financial Data

        The following table summarizes certain of our selected financial data and unaudited data is qualified in its entirety by the more detailed financial statements contained elsewhere in this Prospectus. The summary financial information contained in the following table is derived from and should be read in conjunction with our audited financial statements the notes thereto appearing elsewhere in this Prospectus. The pro forma consolidated statement of operations data and the pro forma consolidated balance sheet data give effect to the acquisition of NEM. The pro forma consolidated statement of operations data give effect to such events as if they had occurred as of the first day of the periods presented. See "Business" and our Consolidated Financial Statements.

                                      Northeast Mortgage Corporation

                                   (in thousands, except per share data)
                                  Year Ended           Three Months Ended
                                  December 31,                 March 31
                          --------------------------  --------------------------
                              2000          2001          2001          2002
                          ------------  ------------  ------------  ------------
                                                                    (Unaudited)
Statement of                                Pro                         Pro
Operation Data:              Actual       Forma(1)       Actual       Forma(1)
---------------           ------------  ------------  ------------  ------------
Net sales                 $     5,863   $     8,934   $     1,460   $     2,270
Operating expenses              5,332         8,331         1,239         1,919
Operating income (loss)           531           603           221           351
Other income (expense)           (335)         (411)          (84)         (123)
Net income attributable
 to common stockholders           196           192           137           228
Basic & Diluted
 income per share         $       --    $      0.02   $        --   $      0.03
Weighted average number
 of shares outstanding            --      8,600,000           --      8,600,000



                                 (in thousands)
                               Three Months Ended
                                  March 31,2002
                                   (Unaudited)

Balance Sheet Data:                    Actual
----------------------------        -----------

Working capital                     $     1,027
Total assets                             11,127
Short-term debt                           8,906
Long-term debt                              535
Total stockholders' equity          $     1,319

--------------------

        (1) The pro forma figures for the year ended December 31, 2001 include the operating results of NEM for its fiscal year ended December 31, 2001 and our operating results for its fiscal year ended December 31, 2001. The pro forma figures for the three months ended March 31, 2002 include the operating results of NEM for its three months ended March 31, 2002 and our operating results for its three months ended March 31, 2002.

                   RISK FACTORS AND INVESTMENT CONSIDERATIONS

         Investment in our common stock involves a number of risks. In addition to the risks and investment considerations discussed elsewhere in this Prospectus the following factors should be carefully considered by anyone purchasing shares of our common stock. Any of the following risks would adversely effect our business, financial condition and results of operation.

Risks of the Company

If interest rates rise, our business could decline

        We will likely originate fewer mortgage loans if interest rates rise. In periods of rising interest rates, demand for mortgage loans typically declines. During those periods, we will likely originate and sell fewer mortgage loans and our revenues will decline. Demand for refinancing mortgages declines more significantly than for new home purchase mortgages during periods of rising interest rates.

If we do not comply with mortgage banking rules and regulations or other regulatory requirements, our business may be restricted or reduced

        Our business is subject to the rules and regulations of various federal, state and local regulatory agencies in connection with originating, brokering, processing, underwriting and selling mortgage loans. These rules and regulations, among other things, impose licensing obligations on us, prohibit discrimination, establish underwriting guidelines and mandate disclosures and notices to borrowers. If we do not comply with these rules, regulations and requirements, the regulatory agencies may restrict our ability to originate mortgage loans. Regulatory and legal requirements are subject to change and may become more restrictive, making compliance more difficult or expensive or otherwise restrict our ability to conduct business as it is now conducted.

The loss of key purchasers of our loans or a reduction in prices paid could adversely affect our financial condition

        As a mortgage banker, we sell most of the loans we originate to institutional buyers. Generally, we also sell the servicing rights to the loans at the time we sell the loans. If the financial institutions that typically purchase our loans or services rights and equivalent purchasers cannot be found on a timely basis, then our business and results of operations could be adversely affected. Our results of operations could also be adversely affected if these purchasers lower the price they pay to us or adversely change the material terms of their loan purchases from us. The prices at which we sell our loans vary over time. Several factors determine the prices we receive for loans. These factors include:

        o       the number of institutions that are willing to buy its loans;

        o       the amount of comparable loans available for sale;

        o       the levels of prepayments of, or defaults on, loans;

        o       the types and volumes of loans it sells;

        o       the level and volatility of interest rates; and

        o       the quality of its loans.

         The prices at which we can sell mortgage servicing rights vary over time and may be adversely affected by a number of factors, including the general supply of and demand for mortgage servicing rights and changes in interest rates. Servicing rights for a particular loan category that was originated at higher interest rates tend to have a lower value than those originated with comparatively lower interest rates due to the greater likelihood that loans with higher interest rates will be prepaid more quickly. Because our ability to fund mortgage loans depends on the availability of financing sources, our revenue and business would be negatively affected if our current financing sources were canceled or not renewed.

Our business may suffer if we cannot attract or retain qualified loan originators or if we lose key personnel

         We depend on our loan originators to generate customers by, among other things, developing relationships with consumers, real estate agents and brokers, builders and others, which it believes leads to repeat and referral business. Accordingly, we must be able to attract, motivate, and retain skilled loan originators. The market for such persons is highly competitive and historically has experienced a high rate of turnover. Competition for qualified loan originators may lead to increased costs to hire and retain them. We cannot guarantee that we will be able to continue to attract and retain a sufficient number of skilled loan originators to support our projected growth. If we cannot attract or retain a sufficient number of skilled loan originators, or even if we can retain them but at much higher costs, our business and results of operations may be adversely impacted.

         We are dependent on the continued services of certain key management personnel, particularly Brian Rogerson. The loss of the services of Brian Rogerson could significantly impact our future operations and ability to execute our business plan. We have not entered into employment contracts with Mr. Rogerson.

The market in which we operate is intensely competitive and actions by competitors could harm our business

         We must compete with other mortgage bankers and brokers, many of whom are larger, better capitalized, better connected with institutional purchasers of loans and more experienced. Barriers to entry in the mortgage industry are relatively low and increased competition is likely. As we seek to expand our business, we will face a greater number from competitors, many of whom will be in well-established markets that we seek to penetrate. Accordingly, we may not be able to successfully compete against them or any future competitors. Moreover, competitors may be able to respond more quickly to take advantage of new or changing opportunities, technologies and customer preferences and requirements. They also may be able to undertake more extensive promotional activities and offer more attractive rates and other terms to borrowers than we can, gaining a competitive advantage over us.

Changes in existing government sponsored and federal mortgage programs could negatively affect our business

         Our ongoing ability to generate revenue through mortgage sales to institutional investors depends largely on programs administered by Fannie Mae, the Federal Home Loan Mortgage Corporation and others that facilitate the issuance of mortgage-backed securities in the secondary market. A portion of our business also depends on various programs administered by the Federal Housing Administration and the Veterans Administration. Any discontinuance of, or significant reduction in, the operation of those programs could have a material adverse effect on our business and results of operations. Also, any significant adverse change in the level of activity in the secondary market or the underwriting criteria of these entities could reduce our revenues.

We may be required to return proceeds obtained from the sale of loans, which would negatively impact our results of operations

         When we sell a loan to an investor, we are required to make certain representations and warranties regarding the loan, the borrower and the property. These representations are based in part on our due diligence and related information provided to us by the borrower and others. If any of these representations or warranties are later determined to be false, we may be required to repurchase the loan, including principal and interest, from the investor or indemnify the investor for damages or losses caused by the breach of the representation or warranty. In connection with some non-prime loan sales, we may be required to return a portion of the premium paid by the investor if the loan is prepaid within the first year after its sale. If, to any significant extent, we are required to repurchase loans, indemnify investors or return loan premiums, it could have a material adverse impact on our business and results of operations.

Our non-conforming mortgage business subjects us to greater risks than our conforming mortgage business

         Under our non-conforming (sometimes referred to as non-prime) mortgage loan programs, we place loans for borrowers who have impaired or limited credit histories or higher debt-to-income ratios than prime mortgage lenders allow. The non-conforming mortgage banking industry is riskier than the conforming mortgage business primarily because there is a greater risk of default and product offerings for non-conforming mortgages frequently change, which may make selling a non-conforming loan to institutional investors more difficult. Our failure to adequately address the related risks could have a material negative effect on our business and results of operations.

Our financial results may fluctuate as a result of seasonality and other factors, including the demand for mortgage loans, which makes it difficult to predict our future performance

         The mortgage industry is generally subject to seasonal trends. These trends reflect the general pattern of existing home sales, which typically peak during the spring and summer months and decline from January through March. Our quarterly results can be expected to fluctuate in the future, reflecting the seasonality of the industry. Further, if the closing of a sale of loans or servicing rights is postponed, the recognition of income is also postponed. If such a delay causes us to recognize income in the next quarter, our results of operation for the previous quarter would be adversely affected. Unanticipated delays could also increase our exposure to interest rate fluctuations by lengthening the period during which our variable rate borrowings under our credit facilities are outstanding.

         In addition, the following factors influence our revenues and net earnings:

o        the level and volatility of interest rates;

o        the overall demand for mortgage loans; and

o        the size and timing of sales of loans and servicing rights.

         These and other factors may make it difficult to predict our results of operations.

We may be exposed to environmental liabilities on properties that we take title to, which could increase our costs of doing business and adversely impact our results of operations

         In the course of our business, we may, at various times, have to foreclose upon and take title to residential properties, and could be subject to environmental liabilities with respect to such properties. To date, we have not been required to perform any environmental investigation or remediation activities, nor have we been subject to any environmental claims relating to these activities. We cannot provide assurance that this will remain the case in the future. We may be held liable to a governmental entity or to third parties for property damage, personal injury, and investigation and clean up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substance or chemical releases at a property. The costs associated with an environmental investigation or remediation activities could be substantial.

We are dependent on our current warehouse line of credit lender

         We are currently dependent on our existing warehouse line of credit lender and line of credit. Consequently, our mortgage banking business is currently limited to the available capacity of the warehouse line of credit. Our business would be adversely affected if, for any reason, our warehouse line of credit lender refused to expand or continue the line of credit and a substitute or additional warehouse line of credit could not be secured.

We may have difficulty managing future expansion

Our future success will be highly dependent upon our ability to successfully manage the expansion of operations. Our ability to manage and support growth effectively will be substantially dependent on our ability to implement adequate improvements to financial and management controls, reporting systems, and other procedures and hire sufficient numbers of financial, accounting, administrative, and management personnel. There can be no assurance that we will be able to identify, attract, and retain experienced personnel. Our future operating results will depend on the ability of management and other key employees to implement and improve systems for operations, financial control, and information management, and to recruit, train, and manage our employee base. There can be no assurance that we will be able to achieve or manage any such growth successfully or to implement and maintain adequate financial and management controls and procedures, and any inability to do so would have a material adverse effect on our business, results of operations, and financial condition.

There is no market for our shares and you may not be able to sell them

         There has been no trading market for our common stock. Although we intend to apply to list our common stock on the OTC Bulletin Board, there can be no assurance that our application will be granted and there can be no assurance that an active market will develop for our common stock. Therefore, it may be difficult to sell your shares if you should desire or need to sell.

         If we do become listed on the OTC Bulletin Board, we do not know how our common stock will trade. The market price of our common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

        o the potential absence of securities analysts covering us and distributing research and recommendations about us;

        o the liquidity of our common stock will be low because only 200,000 shares will be in the hands of non-affiliates;

        o changes in earnings estimates by securities analysts or our ability to meet those estimates;

        o the operating results and stock price performance of other comparable companies;

        o       overall stock market fluctuations; and

        o economic conditions generally and in the mortgage industry in particular. Any of these factors could have a significant and adverse impact on the market price of our common stock. In addition, the stock market in general has experienced extreme volatility and rapid decline that has often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

The purchase of penny stocks can be risky

         In the event that a public trading market develops for our shares, they may be classified as a "penny stock" depending upon their market price and the manner in which they are traded. Section 3(a)(51) of the Securities Exchange Act of 1934 defines a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share and is not admitted for quotation and does not trade on the Nasdaq Stock Market or on a national securities exchange. For any transaction involving a penny stock, unless exempt, the rules require delivery by the broker of a document to investors stating the risks of investment in penny stocks, the possible lack of liquidity, commissions to be paid, current quotations and investors' rights and remedies, a special suitability inquiry, regular reporting to the investor and other requirements. Prices for penny stocks are often not available and investors are often unable to sell such stock. Thus an investor may lose his entire investment in a penny stock and consequently should be cautious of any purchase of penny stocks.

Risks Relating to Offering


Possible  Depressive  Effect on Market Price of  Securities  Eligible for Future
Sale

         Our officers and directors own an aggregate of 3,800,000 shares of our common stock and 4,600,000 shares of our Series A Convertible Preferred Stock each share of which is convertible into one share of common stock beginning on March 22, 2003. The 3,000,000 shares of common stock currently held by our officers and directors are registered hereunder. The common stock underlying the shares of preferred stock held by our officers and directors will be "restricted securities" upon conversion as that term is defined in Rule 144 promulgated under the Securities Act, and may be sold only in compliance with Rule 144, pursuant to registration under the Securities Act or pursuant to an exemption from such registration. Generally, under Rule 144, each person holding restricted securities for a period of one year may, every three months, sell in ordinary brokerage transactions or to market makers an amount of shares up to (and including) the greater of 1% of a company's then outstanding Common Stock or the average weekly trading volume for the four weeks prior to the proposed sale. None of such restricted securities were eligible for sale under Rule 144 as of May 9, 2002. Sales of substantial amounts of common stock by our shareholders under Rule 144 or otherwise, or even the potential for such sales, could have a depressive effect on the market price of the shares of our common stock and could impair our ability to raise capital through the sale of our equity securities. See "Description of Securities," "Security Ownership of Certain Beneficial Owners and Management" and "Plan of Placement."


Possible issuance of options may dilute the interests of shareholders

         We have reserved 1,000,000 shares of our common stock for issuance under our 2001 Stock Option Plan. As of December 31, 2001, none of the options available under this plan had been granted. To the extent that stock options are granted and exercised, dilution to the interests of our stockholders may occur. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected since the holders of the outstanding options can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than those provided in such outstanding options. See "Management -- Stock Option Plan."

Issuance of securities senior to common stock could dilute voting power and equity and could create preferences over our common stock holders

         Our Articles of Incorporation authorize the issuance of up to 10,000,000 shares of preferred stock. As of May 9, 2002, our board of directors had designated and issued 4,600,000 shares of our Series A Convertible Preferred Stock. Additional shares of preferred stock may be issued by our board of directors from time to time in one or more series, for such consideration and with such relative rights and preferences as the board of directors may determine. Any shares of preferred stock that may be issued in the future could be given voting and conversion rights that could dilute the voting power and equity of holders of shares of common stock, and have preferences over shares of our common stock with respect to dividends and in liquidation.

Lack of Dividends

         Holders of common stock are entitled to receive such dividends as may be declared by our board of directors. To date, we have paid no cash dividends on our shares of common stock and we do not expect to pay cash dividends on our common stock in the near term. We intend to retain future earnings, if any, to provide funds for operations of our business. Investors who anticipate the need for dividends from investments should refrain from purchasing the common stock offered by this Prospectus.


                                 USE OF PROCEEDS

         We will not receive any proceeds from this offering. All proceeds from the sale of the shares sold under this Prospectus will go to the Selling Shareholders.


                         DETERMINATION OF OFFERING PRICE

         This Prospectus may be used from time to time by the Selling Shareholders who offer the common stock registered under the Registration Statement of which this Prospectus is a part. We anticipate that the common stock sold by the Selling Shareholders will be sold from time to time in transactions (which may include block transactions) on the OTC Bulletin Board or other public market at the then prevailing prices.

                              SELLING SHAREHOLDERS

         The following table provides certain information with respect to the common stock owned by the Selling Shareholders who are entitled to use this Prospectus. The information in the table is as of the date of this Prospectus. Except as described below, no Selling Shareholder has had a material relationship with us within the past three years other than as a result of the ownership of common stock.

                                                                   Shares Available          Percent Owned After
                                                                    for Sale Under            Completion of the
Name and Address of Selling Shareholder      Shares Owned(1)        this Prospectus              Offering (1)
-----------------------------------------    -----------------    --------------------     -------------------------
Brian Rogerson (2)                             1,650,000              1,650,000                       *
Sean Rogerson (2)                                750,000                750,000                       *
Anthony Gabriele (2)                             600,000                600,000                       *
Daniel L. Hodges                                 200,000                200,000                       *
11601 E. Lusitano Place
Tucson, AZ  85748
David Adams                                       2,000                  2,000                        *
6556 E. Calle Herculo
Tucson, AZ  85711
Frank Anjakos                                     2,000                  2,000                        *
1971 N. Lindenwood Dr.
Tucson, AZ  85712
Gerald Bowlin                                     2,000                  2,000                        *
1 East River Road, #720
Tucson, AZ  85704
Robert C. Daly                                    2,000                  2,000                        *
6250 Kelly Lynn Ct
Waxhaw, NC  28173
Brian Delfs                                       2,000                  2,000                        *
5162 E. Citrus St.
Tucson, AZ  85712
James Delfs                                       2,000                  2,000                        *
3730 N. Tucson Blvd.
Tucson, AZ  85716
Eric Evans                                        2,000                  2,000                        *
305 N. Hidalgo
Alhambra, CA  91801
Andrew Gerrish                                    2,000                  2,000                        *
2231 N. Norris
Tucson, AZ  85719
Audra Guthery                                     2,000                  2,000                        *
4810 E. Seneca
Tucson, Az  85712
David Hack                                        2,000                  2,000                        *
232 W. Smoot Dr.
Tucson, AZ  85705
Matthew Hodges                                    2,000                  2,000                        *
1529 N. Desmond
Tucson, AZ  85712

                                                                   Shares Available          Percent Owned After
                                                                    for Sale Under            Completion of the
Name and Address of Selling Shareholder      Shares Owned(1)        this Prospectus              Offering (1)
-----------------------------------------    -----------------    --------------------     -------------------------
Scott Krause                                      2,000                  2,000                        *
9160 E. Walnut Tree Dr.
Tucson, AZ  85749
Michael McKendrick                                2,000                  2,000                        *
3015 N. Wentworth Rd.
Tucson, AZ  85749
John R. Ogden                                     2,000                  2,000                        *
5765 N. Paseo Otono
Tucson, AZ  85715
Ron Olson                                         2,000                  2,000                        *
9969 E. Paseo San Ardo
Tucson, AZ  85747
Mark Polifka                                      2,000                  2,000                        *
1132 Mohawk
Topanga, CA  90290
Michael Rhyner                                    2,000                  2,000                        *
9737 E. Mount Pleasant
Tucson, AZ  85749
Monica Romero                                     2,000                  2,000                        *
2528 W. Criswell Ct.
Tucson, AZ  85745
Melissa Saucedo                                   2,000                  2,000                        *
7019 W. Avondale
Tucson, AZ  85743
Howard Smith                                      2,000                  2,000                        *
4050 N. Hiddencove Pl.
Tucson, AZ  85749
John Sylvester                                    2,000                  2,000                        *
10222 E. Sylvester Rd.
Hereford, AZ  85615
Roger Tamietti                                    2,000                  2,000                        *
HC 70 Box 4254
Sahuarita, AZ  85629
Raymond Willey                                    2,000                  2,000                        *
1192 Joseph Ct.
Ripton, CA  95366
Jennifer Worden                                   2,000                  2,000                        *
9055 E. Catlina Hwy, No. 5206
Tucson, AZ  85749
Roger Wright                                      2,000                  2,000                        *
5294 W. Peridot St.
Tucson, AZ  85741
----------------------

(1) Percentages and share ownership numbers are based on the assumption that all such Shares will be sold by the Selling Shareholder. Excludes additional shares of Common Stock, which the Selling Shareholder may acquire from time to time subsequent to the date of this Prospectus.

(2)  Address is at the Company.

                              PLAN OF DISTRIBUTION

         We are registering the Shares covered by this prospectus for the Selling Shareholders. As used in this prospectus, "Selling Shareholders" includes the pledgees, donees, transferees or others who may later hold the Selling Shareholders' interests. We will pay the costs and fees of registering the Shares, but the Selling Shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the Shares.

         The Selling Shareholders may sell the Shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the Selling Shareholders may sell some or all of their Shares through:

        o a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

        o purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

        o ordinary brokerage transactions and transactions in which a broker solicits purchasers.

         When selling the Shares, the Selling Shareholders, may enter into hedging transactions. For example, the Selling Shareholders may:

        o enter into transactions involving short sales of the Shares by broker-dealers;

        o sell Shares short themselves and redeliver such Shares to close out their short positions;

        o enter into option or other types of transactions that require the Selling Shareholder to deliver Shares to a broker-dealer, who will then resell or transfer the Shares under this Prospectus; or

        o loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

         The Selling Shareholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the Selling Shareholders may allow other broker-dealers to participate in resales. However, the Selling Shareholders and any broker-dealers involved in the sale or resale of the Shares may qualify as "underwriters" within the meaning of the Section 2(a)(11) of the Securities Act. In addition, the broker-dealers' commissions, discounts or concession may qualify as underwriters' compensation under the Securities Act. If the Selling Shareholders qualify as "underwriters," they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act. We have informed the Selling Shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

         In addition to selling their Shares under this prospectus, the Selling Shareholders may:

        o agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the common shares, including liabilities arising under the Securities Act;

        o transfer their Shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

        o sell their Shares under Rule 144 of the Securities Act rather than under this Prospectus, if the transaction meets the requirements of Rule 144.


                                LEGAL PROCEEDINGS

         We are not currently subject to any material legal proceedings.

                                   MANAGEMENT

Executive Officers and Directors

         The following table sets forth the names, positions and ages of the individuals who wills serve as our directors and executive officers following the combination. All directors are elected at each annual meeting and serve for one year and until their successors are elected and qualify. Officers are elected by the Board of Directors and their terms of office are at the discretion of the Board.

        Name of Director/Officer  Age      Position(s) With Company

        Brian Rogerson            36           Chairman and President

        Sean Rogerson             34           Director, Vice President and COO

        Anthony Gabriele          36           Director and Secretary

        Daniel L. Hodges          36           Director

Brian Rogerson

        Mr. Rogerson formed Northeast Mortgage LLC in October 1996 with his brother Sean Rogerson and his associate Anthony Gabriele. From 1991 until October 1996 he was vice president of Retail Lending at Fairfield Mortgage Corporation. Prior to Fairfield he was a Senior Loan Officer at United Financial Funding and a loan officer and account executive with Family Financial Services, Inc. Mr. Rogerson holds a B.S. in Management and Finance from Sacred Heart University.

Sean Rogerson

         Mr. Rogerson formed Northeast Mortgage LLC in October 1996 with his brother Brian Rogerson and his associate Anthony Gabriele from 1992 until October 1996, he was a Senior Loan Officer at Fairfield Mortgage Corporation. Prior to Fairfield Mr. Rogerson was with Gateway Bank where he upgraded branch computer networks and trained employees in the automated functions and programs used by the bank. He was also a specialist in IRA and SEP accounts at Bankmart and a Charge Back Supervisor at the Bank and New England.

Anthony Gabriele

        Mr. Gabriele formed Northeast Mortgage LLC in October 1996 with Messrs. Brian and Sean Rogerson. From 1995 until the formation of Northeast Mortgage in 1996, Mr. Gabriele was a Loan Officer at Fairfield Mortgage Corporation. Prior to joining Fairfield, he was a Sales Manager for Comtek International responsible for the organization and development of international trade events in Russia, Romania and Germany. Mr. Gabriele holds a Bachelor's degree in Business Economics from Southern Connecticut State University.

Daniel L. Hodges

        Daniel L. Hodges was the sole Director, President, Chief Financial Officer and Secretary of the Company prior to the Acquisition. Mr. Hodges has been president and director of Solomon Consulting Corp. which specializes in corporate and securities consulting since 1995. Mr. Hodges is also currently on the board of directors of two charitable organizations as well as a number of blank check companies. Mr. Hodges received his B.S. from Thomas A. Edison State College in Trenton, New Jersey. He is also a graduate of the U.S. Air Force Undergraduate Pilot Training program and currently holds the rank of Captain in the Air National Guard.


Principal Stockholders and Stockholdings of Management

              Name and Address of                           Shares Beneficially                    Percent of
             Beneficial Owner (1)                         Owned After Acquisition               Common Stock (2)
             --------------------                         -----------------------               ----------------
Brian Rogerson (3)                                               4,180,000                           64.0%
Sean Rogerson (4)                                                1,900,000                           32.2%
Anthony Garbriele (5)                                            1,520,000                           27.5%
Daniel L. Hodges                                                  800,000                            20.0%
All Officers and Directors as a group                            8,400,000                           97.7%

(1) The address of all individuals listed is 800 Main Street South, Southbury, CT 06488.

(2) Applicable ownership percentages were based on 4,000,000 shares issued and outstanding as of March 27, 2002, together with shares issuable upon conversion of Series A Preferred Stock to the applicable stockholder. Shares of common stock issuable upon conversion of securities within 60 days after March 27, 2002 are deemed outstanding for computing percentage ownership of the person holding such convertible security, but are not deemed outstanding for computing the percentage of any other person. Although the Series A Preferred stock is not convertible until March 27, 2003, it has been included in the table due to the material distortion to the ownership percentages reflected by such conversion.

(3) Includes 2,530,000 shares of common stock issuable upon conversion of Series A Preferred Stock held by Mr. Rogerson.

(4) Includes 1,150,000 shares of common stock issuable upon conversion of Series A Preferred Stock held by Mr. Rogerson.

(5) Includes 920,000 shares of common stock issuable upon conversion of Series A Preferred Stock held by Mr. Gabriele.


                            DESCRIPTION OF SECURITIES

Common Stock

         We are authorized to issue 100,000,000 shares of Common Stock, $.001 par value per share, of which 4,000,000 shares are issued and outstanding at the date of this Prospectus.

         Holders of our common stock are entitled to one vote for each share owned for all matters to be voted on by the shareholders, including the election of directors. Holders of common stock are entitled to receive such dividends as may be declared from time to time by our board of directors out of funds legally available therefore and, in the event of liquidation, dissolution or winding up, to share ratably in all assets remaining after payment of liabilities. The holders of common stock have no preemptive or conversion rights. The holders of common stock are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock. The rights of the holders of the common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is issued. The common stock currently outstanding is validly issued, fully paid and nonassessable.

Preferred Stock

         We are authorized to issue 10,000,000 shares of preferred stock, $.001 par value per share, of which 4,600,000 shares were issued as of May 9, 2002. The authorized preferred stock may, without action by our shareholders, be issued by the board of directors from time to time in one or more series for such consideration and with such relative rights, privileges and preferences as the board may determine. Accordingly, the board has the power to fix the dividend rate and to establish the provisions, if any, relating to voting rights, redemption rate, sinking fund, liquidation, preferences and conversion rights for any series of preferred stock issued in the future. It is not possible to state the actual effect of the authorization of additional preferred stock upon the rights of holders of the common stock until the board determines the specific rights of the holders of any additional series of preferred stock. The board's authority to issue preferred stock provides a convenient vehicle in connection with possible acquisitions and other corporate purposes.

Dividend Policy

         Holders of common stock are entitled to receive such dividends as may be declared by our board of directors. We have not declared or paid cash dividends on our common stock and we do not anticipate that we will pay such dividends in the foreseeable future. Rather, we intend to apply any earnings to the expansion and development of our business. Any payment of future dividends on our common stock and the amount of any dividends will be determined by our board of directors and will depend, among other factors, upon our earnings, financial condition and cash requirements, and any other factors our board of directors may deem relevant. Our Series A Preferred Stock is not entitled to dividends and we have not, and do not intend to pay any dividends on such stock.

Certain Anti-Takeover Provisions

         Stockholders' rights and related matters are governed by Nevada corporate law, the Certificate and the Bylaws. Certain provisions of the Certificate and Bylaws which are summarized below may discourage or have the effect of delaying or deferring potential changes in control of the Company. The cumulative effect of these terms may be to make it more difficult to acquire and exercise control of the Company and to make changes in management. Furthermore, these provisions may make it more difficult for stockholders to participate in a tender or exchange offer for common stock and in so doing may diminish the market value of the common stock.

         The Bylaws provide that special meetings of stockholders may be called only by the Chief Executive Officer, Chairman of the Board of Directors or a majority of the board of directors. Stockholders do not have the ability to call a special meeting. If a stockholder wishes to propose an agenda item for consideration, he must give a brief description of each item and written notice to us not less than 60 nor more than 90 days prior to the meeting, or if less than 70 days prior disclosure of the meeting date is given within ten days of such disclosure, or such other period of time necessary to comply with applicable federal proxy solicitation rules or other regulations. Stockholders may need to present their proposals in advance of the time they receive their notice of meeting since our Bylaws provide that notice of a stockholders' meeting must be given not less than ten or more than 60 days prior to the meeting date. If a stockholder wishes to nominate a candidate for director, a written notice setting forth designated information must be furnished within the same time restrictions as apply to stockholder proposals.

Transfer Agent

         Our transfer agent is Holiday Stock Transfer located at 2939 N. 67th Place, Scottsdale, AZ 85251. All inquiries may be made at (480) 481-3940.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         There are none to report.

                                    BUSINESS

General

         We have founded in 1996. After the Acquisition, we are engaged primarily in the mortgage banking business, and as such originate and sell mortgage loans. Our mortgage loans are principally prime credit quality first-lien mortgage loans secured by single- family residences. We also offer home equity loans both in conjunction with newly produced prime credit quality first mortgages and as a separate product. In addition, we offer sub-prime credit quality first-lien single-family mortgage loans.

The Mortgage Banking Industry

         The mortgage banking industry is the largest consumer debt-related sector in the United States. The mortgage banking industry involves primarily two businesses: origination of loans and servicing of loans. Origination is the process of taking a loan application, gathering the relevant credit history and other information on the borrower and funding the loan. Mortgage bankers obtain their funds typically by selling their loans in the secondary market. Servicing a loan occurs after the loan has been made to the borrower. Servicing involves the collection of principal and interest, the handling of prepayments and, when necessary, foreclosures. Although most mortgage bankers usually sell their loans shortly after funding, they may or may not sell the servicing rights.

         Mortgage brokers, in contrast to mortgage bankers, do not make the ultimate decision on whether or not to extend the customer a loan and they do not actually make the loan. They work as intermediaries between borrowers and lending sources. They typically have access to a variety of lenders and are able to offer a wide choice of loan programs. They are paid a fee by the borrower or the lender when the loan closes.

         The retail origination market of the mortgage banking industry is highly fragmented. According to Wholesale Access, a research and publishing firm in Columbia, Maryland, there were approximately 30,000 independent mortgage brokerage firms at year-end 2000, and the average independent brokerage firm originated approximately $15 million in mortgage loans.

Mortgage Banking Operations

         Our primary objective is to offer a full range of mortgage products to qualified borrowers and to generate positive cash flow by selling substantially all originated loans for cash to institutional investors, usually without recourse, within a short period after such loans are originated, thereby reducing exposure to interest rate and credit risks.

         Our revenues from mortgage banking activities are primarily generated from origination fees, lender fees, the premium it receives on the sale of mortgage loans it originates, and from interest earned during the period that we hold mortgage loans for sale. The mortgage loans we write, together with servicing rights to these mortgages, are typically sold on a non-recourse basis to institutional investors within approximately 7 to 30 days of the date of origination of the mortgage. In general, when we establish an interest rate at the origination of a mortgage loan, it attempts to contemporaneously lock in an interest yield to the institutional investor that is purchasing the loan from us. By selling these mortgage loans at the time of or shortly following origination, we limit our exposure to interest rate fluctuations and credit risks. Furthermore, by selling its mortgage loans on a "servicing-released" basis, we avoid the administrative and collection expenses of managing and servicing a loan portfolio and we avoid a risk of loss of anticipated future servicing revenue due to mortgage prepayments in a declining interest rate environment.

Operating Strategy

         Our operating strategy includes the following elements:

        o continue to provide quality service. We seek to provide high levels of service to its retail customers and the broker network that is a source of wholesale loan originations. This service includes prompt preliminary approval of loans, consistent application of our underwriting guidelines and prompt funding of loans. To provide this level of service, a team of professionals that includes experienced loan sales personnel, processors and underwriters handles each loan. We believe that this commitment to service provides us with a competitive advantage in establishing and maintaining a productive sales force and satisfactory broker relationships;

        o maintain underwriting standards. Our underwriting process is designed to thoroughly, expeditiously and efficiently review and underwrite each prospective loan and to insure that each loan can be sold to a third-party investor by conforming to its requirements. We employ 4 underwriters, with an average of 10 years of relevant mortgage loan experience to ensure that all originated loans satisfy our underwriting criteria. Each loan is reviewed and approved by a senior underwriter. We believe that our experienced underwriting staff provides us with the infrastructure required to manage and sustain our growth rate while maintaining the quality of loans originated; and

        o continue delegated underwriting approval status. We seek to provide a high level of service to our retail and wholesale accounts, by having internal authority to approve a large portion of the loan we sell. In addition to FNMA, FHA and jumbo loans, we have been delegated authority by certain institutional investors to approve many of our niche products. We provide training for our processors and underwriters to efficiently review each file for compliance with investor guidelines. We believe that our delegated authority to approve most loans provides us with a competitive advantage because it allows us to provide additional services to our borrowers and correspondents.

Loan Production

         We originate conventional mortgage loans, mortgage loans insured by the Federal Housing Administration, home equity loans and sub-prime loans. A majority of the conventional loans are conforming loans that qualify for inclusion in guarantee programs sponsored by the Federal National Mortgage Association ("Fannie Mae") or the Federal Home Loan Mortgage Corporation ("Freddie Mac"). The remainder of the conventional loans are non-conforming loans (i.e., jumbo loans with an original balance in excess of $300,700 or other loans that do not meet Fannie Mae or Freddie Mac guidelines). As part of its mortgage banking activities, we originate conventional loans with original balances of up to $2 million.

         A typical retail customer is assigned to one of our mortgage loan officers working at one of our offices. The loan officer interviews the applicant about his/her mortgage borrowing needs and explains our mortgage product alternatives. Following this interview, the mortgage loan officer assists the customer in completing an application and gathering supporting documentation ("loan file"). Once the loan file is submitted, a sales manager reviews the file to verify that the loan complies with a specific product that we can resell to institutional investors. We assign a loan processor to review a loan file for completeness and requests missing documentation from the borrower. Our review of a loan file and the related underwriting process generally includes matters such as verification of an applicant's sources of down payment and the accuracy of the applicant's income and other information, review of an applicant's credit report from a credit reporting agency, receipt of a real estate appraisal, and compliance with our underwriting criteria and those of either FHA and/or institutional investors. Our review/underwriting process allows us to achieve efficiency and uniformity in processing, as well as quality control over all loans.

         When a loan reaches the underwriting department, our goal is to promptly evaluate the loan file to reach preliminary decisions within 24 to 48 hours of receipt. After a loan has been approved, we issue a written loan commitment to the applicant that sets forth, among other things, the principal amount of the loan, interest rate, origination and/or closing fees, funding conditions and approval expiration dates.

         Approved applicants may elect to "lock-in" their mortgage interest rate as of the application date or thereafter or accept a "prevailing" interest rate. A "prevailing" interest rate is subject to change in accordance with market interest rate fluctuations and is set by us three to five days prior to closing. At the closing, an attorney or closing agent hired by us is responsible for completing the mortgage transaction and appropriate documentation in accordance with applicable law and our operating procedures.

         As a retail mortgage originator, we perform all the tasks required in the loan origination process, thereby eliminating any intermediaries from the transaction. This permits us to maximize fee income and to be a low cost provider of mortgage loans. We believe that this structure provides us with a competitive advantage over mortgage brokers, who must outsource a significant portion of the loan origination process, and over banks, which usually have greater overhead expenses than we do. In addition, handling the entire loan origination process in-house leads to effective quality control and better communication among the various personnel involved.

Mortgage Products Offered

         We believe we are one of a small group of multi-state mortgage bankers that offer on a direct (or retail) basis a broad array of mortgage products to prime credit borrowers (i.e., a credit-rated borrower seeking a conventional or FHA/VA insured loan), and borrowers who are unable to qualify for conforming home mortgages. Our experience and expertise in numerous types of mortgage products also gives it the ability to originate a full range of mortgage products on a wholesale basis. This broad array of products allows increases the livelihood that prospective borrowers can obtain a mortgage through us.

         The following are examples of the more than 200 mortgage programs offered to prime credit borrowers:

        o fixed interest rate mortgages with a fixed monthly payment. This loan is fully amortizing over a given number of years (for example, 15 or 30 years); a portion of the monthly payment covers both interest and principal; and

        o fixed interest rate balloon mortgages with equal monthly payments based on a long-term schedule (15 to 30 years), yet payment of the outstanding balance is due in full at an earlier date (5 to 10 years).

Fair Lending Programs

         In conjunction with fair lending initiatives undertaken by both Fannie Mae and Freddie Mac and promoted by various government agencies, including the Department of Housing and Urban Development, we have established affordable home loan and fair lending programs for low-income, moderate-income and designated minority borrowers. These programs offer more flexible underwriting guidelines (consistent with guidelines adopted by Fannie Mae and Freddie Mac) than historical industry standards, thereby enabling more people to qualify for home loans. These guidelines lower down payments, income and cash reserve requirements and are more liberal in areas such as credit and employment history.

Loan Underwriting

         Our guidelines for underwriting FHA-insured loans comply with the criteria established by that entity. Its guidelines for underwriting conventional conforming loans comply with the underwriting criteria employed by Fannie Mae and/or Freddie Mac. Our underwriting guidelines and property standards for conventional non-conforming loans are based on the underwriting standards employed by private investors for such loans. Conventional loans having a loan to value ratio greater than 80% at origination are covered by primary mortgage insurance. The insurance may be paid for by the borrower or the lender.

         We determine loan approval by using the following general underwriting criteria to determine if a conventional loan is a prime credit quality first mortgage loan application. Borrowers who do not qualify for a prime credit quality first mortgage may qualify for a sub-prime loan.

Employment and Income

         Applicants must exhibit the ability to generate income, on a regular ongoing basis, in an amount sufficient to pay the mortgage payment and any other debts the applicant may have. The following sources of income may be included when determining the applicant's ability: salary, wages, bonus, overtime, commissions, retirement benefits, notes receivable, interest, dividends, unemployment benefits, rental income and other verifiable sources of income.

         The type and level of income verification and supporting documentation required may vary based upon the type of loan program selected by the applicant. For salaried applicants, evidence of employment and income is obtained through written verification of employment with the current and prior employer(s) or by obtaining a recent pay stub and W-2 forms. Self-employed applicants are generally required to provide income tax returns, financial statements or other documentation to verify income.

Debt-to-Income Ratios

         Generally, an applicant's monthly housing expense (loan payment, real estate taxes, hazard insurance and homeowner association dues, if applicable) should be no greater than 25% to 28% of their monthly gross income. Total fixed monthly obligations (housing expense plus other obligations such as car loans, credit card payments, etc.) generally should be no greater than 33% to 36% of monthly gross income. Other areas of financial strength, such as equity in the property, large cash reserves or a history of meeting home mortgage or rental obligations are considered to be compensating factors and may result in an adjustment of these ratio limitations.

Credit History

         An  applicant's  credit  history is  examined  for both  favorable  and unfavorable occurrences. An applicant who has made payments on outstanding or previous credit obligations according to the contractual terms may be considered favorably. Items such as slow payment records, legal actions, judgments, bankruptcy, liens, foreclosure or garnishments are viewed unfavorably. In some instances, extenuating circumstances beyond the applicant's control, may mitigate the effect of such unfavorable items on the credit decision.

Property

         The property's market value is assessed to ensure that the property provides adequate collateral for the loan. Generally, properties are appraised by licensed real estate appraisers. Automated or streamlined appraisal systems may also be used to confirm property values on some loan programs.

Maximum Indebtedness to Appraised Value
         Generally, the maximum amount we will lend is 95% of the property value (appraised value or purchase price, which ever is less). However, under certain loan programs this percentage may be exceeded. Loan amounts in excess of 80% of the appraised value generally require primary mortgage insurance to protect against foreclosure loss.

Funds for Closing

         Generally, applicants are required to have sufficient funds of their own to meet the down payment requirement. A portion of the funds may come from a gift or an unsecured loan from a municipality or a non-profit organization. Certain programs may require the applicant to also have cash reserves after closing.

Sub-prime Underwriting

         Generally, the same information is reviewed in the sub-prime underwriting process as in the prime credit quality first mortgage loan underwriting process. Borrowers who qualify generally have payment histories and debt-to-income ratios that would not satisfy Freddie Mac and Fannie Mae underwriting guidelines and may have a record of major derogatory credit items such as outstanding judgments or prior bankruptcies. Our sub-prime mortgage loan underwriting guidelines establish the maximum permitted loan-to-value ratio for each loan type based upon these and other risk factors, with more risk factors resulting in lower loan-to-value ratios. On a case by case basis, we may determine that, based upon compensating factors, a prospective borrower who does not strictly qualify under the underwriting risk category guidelines warrants an underwriting exception. Compensating factors may include low loan-to value ratio, low debt-to-income ratios, stable employment and time in the same residence.

Sale of Loans

         As a mortgage banker, we follow a strategy of selling all loans that we originate to institutional investors. Substantially all prime credit quality first mortgage loans sold by us are sold without recourse. Conforming conventional loans are generally pooled by us and exchanged for securities guaranteed by Fannie Mae or Freddie Mac. These securities are then sold to national or regional broker-dealers. Substantially all conventional loans securitized through Fannie Mae or Freddie Mac are sold, subject to certain representations and warranties on our part, on a non-recourse basis, whereby foreclosure losses are generally a liability of Fannie Mae and Freddie Mac and not ours.

         The strategy of selling all loans allows us to (i) generate near-term cash revenues, (ii) limit our exposure to interest rate fluctuations and (iii) substantially reduce any potential expense or loss in the event the loan goes into default after the first month of its origination. The non-recourse nature of the majority of our loan sales does not, however, entirely eliminate our default risk since we may be required to repurchase a loan from the investor or indemnify an investor if the borrower fails to make its first mortgage payment or if the loan goes into default and we are found to be negligent in uncovering fraud in connection with the loan origination process.

         We sell our non-conforming conventional loan production on a non-recourse basis. These loans can be sold either on a whole-loan basis or in bulk. Home equity and sub-prime loans may be sold on a whole-loan basis or in bulk.

Financing of Mortgage Banking Operations

         We fund our mortgage banking and residential rehabilitation financing activities in large part through warehouse lines of credit. We estimate that we had available committed and uncommitted credit facilities aggregating approximately $31 million as of April 2002. Our ability to continue to originate mortgage loans and provide residential rehabilitation financings is dependent on continued access to capital on acceptable terms. The warehouse facilities require us to repay the amount we borrow to fund a loan generally within 30 to 90 days after the loan is closed or when we receive payment from the sale of the funded loan, whichever occurs first. These borrowings are repaid with the proceeds received by us from the sale of our originated loans to institutional investors or, in the case of residential rehabilitation activities, from the proceeds from the sale of the properties. Until the loan is sold to an investor and repayment of the loan is made under the warehouse lines, the warehouse line provides that the funded loan is pledged to secure our outstanding borrowings. The warehouse lines of credit contain certain covenants limiting indebtedness, liens, mergers, changes in control and sales of assets and requires us to maintain minimum net worth and other financial ratios.

Information Technology

         We employ nonproprietary technology throughout the enterprise and continually search for new and better ways of both providing services to our customers and of maximizing the efficiency of our operations. Technology is viewed as part of our competitive advantage. By implementing highly integrated systems into our lines of business, we believe we have been successful in the rapid start-up of new business enterprises. We view technology as a key driver to maintaining productivity levels in our operations.

         We continue to design and integrate into our operations the ability to access critical information for management on a timely basis. We use various software programs designed specifically for the mortgage lending industry. Each branch office provides senior management with mortgage originations and other key data. The information system also provides weekly and monthly detailed information on loans in process, fees, commissions, closings, financial statements and all other aspects of running and managing the business.

Competition

         The mortgage banking industry is highly competitive and fragmented. We compete with other financial intermediaries (such as mortgage bankers, commercial banks, savings and loan associations, credit unions and insurance companies) and mortgage banking subsidiaries or divisions of diversified companies. Many of these competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do.

         Competition in the mortgage banking industry is based on many factors, including convenience in obtaining a loan, customer service, marketing and distribution channels, amount and term of the loan and interest rates. Generally, we compete by offering a wide selection of products through multiple channels, by providing consistent, high quality service and by pricing our products at competitive rates. We believe that our competitive strengths include providing prompt, responsive service and flexible underwriting to independent mortgage bankers and brokers.

         Since there are significant costs involved in establishing retail mortgage offices, there may be potential barriers to market entry for any company seeking to provide a full range of mortgage banking services. No single lender or group of lenders has, on a national level, achieved a dominant or even a significant share of the market with respect to loan originations for first mortgages.

Regulation

         Our business is subject to extensive and complex rules and regulations of, and examinations by, federal, state and local government authorities and government sponsored enterprises, including HUD, FHA, VA, Fannie Mae, Freddie Mac, Ginnie Mae and state regulatory authorities. These rules and regulations impose obligations and restrictions on our loan origination and credit activities, including the processing, underwriting, making, selling, brokering, securitizing and servicing of mortgage loans.

         Our lending activities are also subject to various federal laws, including the Federal Truth-in-Lending Act and Regulation Z thereunder, the

Homeownership and Equity Protection Act of 1994, the Federal Equal Credit Opportunity Act and Regulation B thereunder, the Fair Credit Reporting Act of 1970, the Real Estate Settlement Procedures Act of 1974 and Regulation X thereunder, the Fair Housing Act, the Home Mortgage Disclosure Act and Regulation C thereunder and the Federal Debt Collection Practices Act, as well as other federal statutes and regulations affecting our business activities. Our loan origination activities are also subject to the laws and regulations of each of the states where it conducts business.

         These laws, rules, regulations and guidelines limit mortgage loan amounts and the interest rates, finance charges and other fees we may assess, mandate extensive disclosure and notice to its customers, prohibit discrimination, impose qualification and licensing requirements on us, establish eligibility criteria for mortgage loans, provide for inspections and appraisals of properties, require credit reports on prospective borrowers, regulate payment features, and prohibit kickbacks and referral fees, among other things. These rules and regulations also impose certain reporting and net worth requirements. Failure to comply with these requirements can lead to, among other things, loss of approved status, termination of contractual rights without compensation, demand for indemnification or mortgage loan repurchases, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions.

         Although we believe we have systems and procedures in place to ensure compliance with these requirements and believe that we currently are in compliance in all material respects with applicable federal, state and local laws, rules, regulations, there can be no assurance of full compliance with current laws, regulations and rules, that more restrictive laws, regulations and rules will not be adopted in the future, or that existing laws, regulations and rules or the mortgage loan documents with borrowers will not be interpreted in a different or more restrictive manner. The occurrence of any such event could make compliance substantially more difficult or expensive, restrict our ability to originate, purchase, sell or service mortgage loans, further limit or restrict the amount of interest and other fees and charges earned from mortgage loans that we originate, purchase or service, expose us to claims by borrowers and administrative enforcement actions, or otherwise materially and adversely affect our business, financial condition and prospects.

         Members of Congress, government officials and political candidates have from time to time suggested the elimination of the mortgage interest deduction for federal income tax purposes, either entirely or in part, based on borrower income, type of loan or principal amount. Because many of the our loans are made to borrowers for the purpose of purchasing a home, the competitive advantage of tax deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by this type of government action. Accordingly, the reduction or elimination of these tax benefits could have a material adverse effect on the demand for the type of mortgage loans we offer.

Quality Control

         In accordance with HUD regulations, we are required to perform quality control reviews of our FHA mortgage originations. We outsource these reviews to a third party with expertise in performing such reviews. They examine approximately 10% of all conventional mortgage originations and 30% of all FHA mortgage originations for compliance with federal and state lending standards, which may involve reverifying employment and bank information and obtaining separate credit reports and property appraisals. Quality control reports are submitted to senior management monthly.

Marketing

         We utilize a number of methods to generate prospective customers:

        o newspaper and magazine advertisements that direct customers to our website (currently generating 20,000 hits per month);

        o       telemarketing off of purchased lists of potential customers;

        o "live transfers," or customers who have shown interest to a telemarketing representative that are immediately transferred to a loan officer;

        o       referrals;

        o       solicitation of real estate agents; and

        o affiliations with credit unions as the credit unions exclusive mortgage lender.

Seasonality

         The mortgage banking industry is generally subject to seasonal trends. These trends reflect the general pattern of resales of homes, which sales typically peak during the spring and summer seasons and decline from January through March. Refinancings tend to be less seasonal and more closely related to changes in interest rates.

Environmental Matters

         In the course of its business, we take title (for security purposes) to residential properties intended for near term rehabilitation and resale. Additionally, we may foreclose on properties securing our mortgage loans. To date we have not been required to perform any investigation or remediation activities, nor has it been subject to any environmental claims relating to these activities. There can be no assurance, however, that this will remain the case in the future. Although we believe that the risk of an environmental claim arising from our ownership of a residential property (whether through residential rehabilitation financing or through foreclosure) is immaterial, we could be required to investigate and clean up hazardous or toxic substances or chemical releases at a property, and may be held liable to a governmental entity or to third parties for property damage, personal injury and investigation and clean up costs incurred by such parties in connection with the contamination, which costs may be substantial. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from such property.

Employees

         As of March 27, 2002 we had 135 employees, combined at all locations, substantially all of whom are employed full-time. None of our employees are represented by a union. We consider our relations with our employees to be satisfactory.

                        SELECTED COMBINED FINANCIAL DATA

         The following table contains certain selected financial data and is qualified by the more detailed financial statements, including the pro forma consolidated financial statements, and the notes thereto included elsewhere in this Prospectus. The financial data for the years ended December 31, 2000 and 2001 have been derived from our financial statements, which statements have been audited by Robison, Hill & Co., independent public accountants, and are included elsewhere in this Prospectus. The financial data for the three months ended March 31, 2002 and 2001 have been derived from our unaudited financial statements which, in our opinion, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results of operations of such periods.

        The pro forma consolidated statement of operations data for the year ended December 31, 2001 and for the three months ended March 31, 2002 have been derived from our unaudited pro forma consolidated financial statements of NEM, which give effect to the acquisition of NEM. The pro forma consolidated statement of operations data give effect to such events as if they occurred as of the first day of the periods presented. We have neither declared nor paid any cash dividends on its outstanding Common Stock. See "Business."

         The actual pro forma results for the three months ended March 31, 2002 are not necessarily indicative of the results that may be expected for any subsequent interim period or for the full year. This data should be read in conjunction with our financial statements (including the pro forma consolidated financial statements) and the Notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Conditions and Result of Operations."

                                      Northeast Mortgage Corporation

                                   (in thousands, except per share data)
                                  Year Ended           Three Months Ended
                                  December 31,                 March 31
                          --------------------------  --------------------------
                              2000          2001          2001          2002
                          ------------  ------------  ------------  ------------
                                                                    (Unaudited)
Statement of                                Pro                         Pro
Operation Data:              Actual       Forma(1)       Actual       Forma(1)
---------------           ------------  ------------  ------------  ------------
Net sales                 $     5,863   $     8,934   $     1,460   $     2,270
Operating expenses              5,332         8,331         1,239         1,919
Operating income (loss)           531           603           221           351
Other income (expense)           (335)         (411)          (84)         (123)
Net income attributable
 to common stockholders           196           192           137           228
Basic & Diluted
 income per share         $       --    $      0.02   $       --    $      0.03
Weighted average number
 of shares outstanding            --      8,600,000           --      8,600,000

                                 (in thousands)
                               Three Months Ended
                                  March 31,2002
                                   (Unaudited)

Balance Sheet Data:                    Actual
----------------------------        -----------

Working capital                     $     1,027
Total assets                             11,127
Short-term debt                           8,906
Long-term debt                              535
Total stockholders' equity          $     1,319

--------------------

        (1) The pro forma figures for the year ended December 31, 2001 include the operating results of NEM for its fiscal year ended December 31, 2001 and our operating results for its fiscal year ended December 31, 2001. The pro forma figures for the three months ended March 31, 2002 include the operating results of NEM for its three months ended March 31, 2002 and our operating results for its three months ended March 31, 2002.


         MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS

         The following statement is made pursuant to the safe harbor provision for forward-looking statements described in the Private Securities Litigation Reform Act of 1995. Northeast Mortgage Corporation may make certain statements in this Prospectus, including, without limitation statements that contain the words "believes," "anticipates," "estimates," "expects," and words of similar import, constitute "forward-looking statements." Forward-looking statements may relate to our future growth and profitability; the anticipated trends in our industry; and our competitive strengths and business strategies; Further, forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions relating to our operations, financial condition and results of operations. For a discussion of factors that may affect the outcome projected in such statements, see "Risk Factors and Investment Considerations." If any of these risks or uncertainties materialize, or if any of the underlying assumptions prove incorrect, actual results could differ materially from results expressed or implied in any of our forward-looking statements. We do not undertake any obligation to revise these forward-looking statements to reflect events or circumstances arising after the date of this Prospectus.


Acquisition

         On March 27, 2002 we acquired all of the assets of NEM. As a result of the Acquisition, we issued 3,000,000 shares of our common stock and 4,600,000 shares of our Series A Preferred Stock to the former members of NEM and the Acquisition the business of NEM became our business. On February 25, 2002, we filed Articles of Amendment to amend and restate our Articles of Incorporation to change our name from Knight Investment Ltd. to Northeast Mortgage Corporation in anticipation of the Acquisition.

         We are engaged primarily in the mortgage banking business, and as such originate and sell mortgage loans. Our mortgage loans are principally prime credit quality first-lien mortgage loans secured by single-family residences although we also offer home equity loans both in conjunction with newly produced prime credit quality first mortgages and as a separate product. In addition, we offer sub-prime credit quality first-lien single-family mortgage loans.

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

         Before our acquisition of NEM we were an inactive publicly registered shell corporation and had no significant assets or operations.

PLAN OF OPERATION

         During the fiscal year ended December 31, 2001, Northeast focused its resources in further establishing a presence in the financial services industry as a regional mortgage banker. Its primary goals were to increase the number of loans originated while controlling and then reducing salaries and other expenses required to facilitate the closing of the mortgage transaction. In January of 2000 Northeast established its own telemarketing department to increase the number of leads available to its sales staff while also decreasing advertising related expenses. A new Mesa, Arizona office was established in the second half of 1999. That office has established itself locally in 2000 and has generated a profit for 2001. In addition to taking the necessary steps to increase production we eliminated and consolidated a number of salary positions while also restructuring the compensation plans of all salespeople in an effort to improve earnings.

2001 as  Compared  to 2000  Results of  Operations  and  Analysis  of  Financial
Condition

         Revenues increased 49% from $5,999,240 for the year ended December 31, 2000 to $8,947,821 for the year ended December 31, 2001. Net income was $782,749 in 2001 compared to net income of $195,664 for 2000 - an increase in net income of nearly 300%. The increase in net income was a direct result of cost cutting measures, reduced advertising expenses, increased loan origination's, and the compensation plan restructuring made in the fiscal year 2000. Increased revenue and cost cutting measures enabled us to reduce 2001 year end accounts payable to $317,670 compared to $828,105 for same period in 2000, a decrease in accounts payable of 62%. We expect that the cost cutting measures will result in additional savings and will enable us to reduce existing accounts payables. We expect our advertising expenses to remain constant since the majority of our ongoing expense related to advertising is budgeted through our internal telemarketing department. We do not foresee any material increases in costs in the near future.

        We originated 1,217 loans in 2000 for a total of $154,261,262 in funded loan amounts. In January 2001 we also opened a second Arizona office in Phoenix to further expand our Arizona presence and improve our revenues and earnings.

         We originated 1,896 loans in 2001 for a total of $287,898,853 in funded loan amounts resulting in an increase of 56% in units closed and 87% in funded loan amounts as compared to the same period in 2000.

First Quarter 2002 as Compared to First Quarter 2001

        Revenues increased 12% from $2,105,911 in the first quarter of 2001 to $2,353,208 for the same period in 2002. Net income was $449,481 in the first quarter of 2001 compared to $367,387 in the comparable period of 2002, a decrease of 18%. The increase in revenues and decrease in net income was primarily attributable to increases in accounts receivable from $410,216 in the first quarter of 2001 to $626,913 for the first quarter of 2002 an increase of 53%.

        We originated 459 loans in the first quarter of 2002, a 2.8% increase after the comparable period in 2001 when we originated 442 loans. These numbers represent total loans funded amounts of $62,915,023 in 2002 and $59,607,088 in 2001.

Seasonality

         The mortgage banking industry is generally subject to seasonal trends. We are subject to this seasonality. Production tends to decrease during the summer and increase during the fall, winter, and spring.

Market Risk

         Interest rates are the primary market risk Northeast faces. Increasing interest rates tend to decrease the number of loans originated. Northeast compensates for interest rate increases by offering variable rate mortgages, sub-prime loans, and equity loans, which tend to gain in popularity during periods of increased interest rates. In periods of decreasing interest increase the number of loans originated during the decreasing rate trend. Investors whom Northeast sells its loans compete for its business therefore decreasing interest rate environment has only a positive effect on its results of operations effect only.

Liquidity And Capital Resources

         We expect that we will be able to satisfy our cash requirements for the next twelve months from its existing cash flow.

Employees

         We do not expect any material change in the number of employees.


                             Description Of Property

         We  operate  out  of  four  leased   offices   located  in   Southburg,
Connecticut, Phoenix, Arizona, Mesa, Arizona and Easton, Massachusetts. The information for each location is contained in the table below:

              Location                    Size (sq. ft.)                       Lease Term
              --------                    --------------                       ----------
800 Main Street South                         10,795          Five year lease commencing 2/1/99
Southburg, CT  06488
3550 North Central Avenue                      5,350          Five year lease commencing 5/1/01
Suite 1205
Phoenix, AZ  85012
7303 E. Main Street                            2,160          Three year lease commencing 9/1/00
Suite 114
Mesa, AZ  85207
45 Bristol Drive                                 650          Month to month
Suite 101
Easton, MA  02375

              MARKET FOR THE SHARES AND RELATED STOCKHOLDER MATTERS

         Our common stock is not listed or quoted at the present time, and there is no public market for our common stock. There can be no assurance that a public market for our common stock will ever develop. We intend to qualify our common stock for trading on the OTC Bulletin Board or other public market after the Registration Statement, of which this Prospectus is a part, becomes effective.

         We have no options or warrants outstanding at the current time. However, we do have 1,000,000 shares that are subject to our 2001 Stock Option Plan. We also have 4,600,000 shares of Series A Preferred Stock outstanding each of which is convertible into one share of common stock.

         All of the currently outstanding shares of common stock are registered in the registration statement of which this Prospectus is a part. We are not registering the 4,600,000 shares underlying the Series A Preferred Stock. Such shares may become eligible for sale under Rule 144 beginning on March 22, 2003.

         The following table sets forth all compensation paid by us to the chief executive officer and the four most highly compensated executive officers for services rendered during the last three completed fiscal years.

                           Summary Compensation Table

                                                                               Long-Term
                                                                          Compensation Awards
                                                                          -------------------
                                                    Annual              Restricted   Securities
                                               Compensation (1)            Stock     Underlying       All Other
 Name and Principal Position     Year      Salary ($)     Bonus ($)     Awards ($)  Options/SARs Compensation (1)(2)
 ---------------------------     ----      ----------     ---------     ----------  ------------  ------------------
Brian Rogerson                   2001            230,000       -             -            -            29,000
   President                     2000             79,000       -             -            -            28,900
                                 1999            251,000       -             -            -            27,600

Sean Rogerson                    2001            164,000       -             -            -            14,000
   Vice President                2000             36,000       -             -            -            12,500
                                 1999            148,000       -             -            -            11,400

Anthony Gabriele                 2001            156,000       -             -            -            14,000
   Treasurer                     2000             29,000       -             -            -            13,000
                                 1999            136,000       -             -            -            12,000

Daniel L. Hodges                 2001          -               -             -            -               -
   Secretary                     2000          -               -             -            -               -
                                 1999          -               -             -            -               -

(1)  Amounts  paid to  Messrs.  Rogerson,  Rogerson  and  Gabriele  were made as
distributions   from  Northeast   Mortgage,   LLC  prior  to  the   contribution
transaction.
(2)   Amounts paid for automobiles and insurance therefore.

Director Compensation

         Directors currently receive no cash compensation for their services in that capacity. Reasonable out-of-pocket expenses may be reimbursed to directors in connection with attendance at meetings.

Stock Option Grants

                      Summary of the 2001 Stock Option Plan

Our board of directors adopted the 2001 Stock Option Plan in October, 2001 and was approved by the shareholders on January 20, 2002. The plan authorizes us to issue 1,000,000 shares of common stock for issuance upon exercise of options. The Plan authorizes us to grant to our key employees (i) incentive stock options to purchase shares of common stock and (ii) non-qualified stock options to purchase shares of common stock.

Objectives

        The objective of the Plan is to provide incentives to our key employees and directors to achieve financial results aimed at increasing shareholder value and attracting talented individuals to the Company. Persons eligible to be granted incentive stock options under the Plan will be those employees whose performance, in the judgment of the compensation committee of our board of directors, can have significant effect on our success.

Oversight

        The compensation committee of our board of directors will administer the plan by making recommendations to the board or determinations regarding the persons to whom options should be granted and the amount, terms, conditions and restrictions of the awards. It also has the authority to interpret the provisions of the plan and to establish and amend rules for its administration subject to the plan's limitations. The compensation committee is comprised of non-employee directors as required by Rule 16b-3 of the Securities and Exchange Act of 1934, as amended.

Types of grants

        The plan allows for the grant of both incentive stock options and incentive stock options. The plan does not specify what portion of the awards may be in the form of incentive stock options or non-statutory options. Incentive stock options awarded our to employees are qualified stock options under the Internal Revenue Code.

Statutory conditions on stock options

        Incentive stock options granted under the plan must have an exercise price at least equal to 100% of the fair market value of the common stock as of the date of grant.

- Exercise price

        Incentive stock options granted to any person who owns, immediately after the grant, stock possessing more than 10% of the combined voting power of all classes of the our stock, or of any parent or subsidiary corporation, must have an exercise price at least equal to 110% of the fair market value of the common stock on the date of grant. Non-statutory stock options may have exercise prices as determined by the compensation committee of our board of directors.

- Dollar limit

        The aggregate fair market value, determined as of the time an incentive stock option is granted, of the common stock with respect to which incentive stock options are exercisable by an employee for the first time during any calendar year cannot exceed $100,000. However, there is no aggregate dollar limitation on the amount of non-statutory stock options that may be exercisable for the first time during any calendar year.

- Expiration date

        Any option granted under the plan will expire at the time fixed by the compensation committee, which cannot be more than ten years after the date it is granted or, in the case of any person who owns more than 10% of the combined voting power of all classes of our stock or of any subsidiary corporation, not more than five years after the date of grant.

- Exerciseability

        The compensation committee may also specify when all or part of an option becomes exercisable, but in the absence of such specification, the option will ordinarily be exercisable in whole or part at any time during its term. However, the compensation committee may accelerate the exerciseability of any option at its discretion.

- Assignability

        Options granted under the plan are not assignable. Incentive stock options may be exercised only while the optionee is employed by us or within twelve months after termination by reason of death, within twelve months after the date of disability, or within three months after termination for any other reason.

Payment upon exercise of options

        Payment of the exercise price for any option may be in cash, by withheld shares, which, upon exercise, have a fair market value at the time the option is exercised, equal to the option price (plus applicable withholding tax) or in the form of shares of our common stock.

Tax consequences of options

        An employee or director will not recognize income on the awarding of incentive stock options and nonstatutory options under the plan.

        An optionee will recognize ordinary income as the result of the exercise of a nonstatutory stock option in the amount of the excess of the fair market value of the stock on the day of exercise over the option exercise price.

        An employee will not recognize income on the exercise of an incentive stock option, unless the option exercise price is paid with stock acquired on the exercise of an incentive stock option and the following holding period for such stock has not been satisfied. The employee will recognize long-term capital gain or loss on a sale of the shares acquired on exercise, provided the shares acquired are not sold or otherwise disposed of before the earlier of: (i) two years from the date of award of the option or (ii) one year from the date of exercise. If the shares are not held for the required period of time, the employee will recognize ordinary income to the extent the fair market value of the stock at the time the option is exercised exceeds the option price, but limited to the gain recognized on sale. The balance of any such gain will be a short-term capital gain. Exercise of an option with previously owned stock is not a taxable disposition of such stock. An employee generally must include in alternative minimum taxable income the amount by which the price he paid for an incentive stock option is exceeded by the option's fair market value at the time his rights to the stock are freely transferable or are not subject to a substantial risk of forfeiture. The subsidiaries will be entitled to deductions for federal income tax purposes as a result of the exercise of a nonstatutory option and the disqualifying sale or disposition of incentive stock options in the year and the amount that the employee recognizes ordinary income as a result of such disqualifying disposition.

                                  LEGAL MATTERS

         The legality of the securities offered hereby has been passed upon for the Company by Quarles & Brady Streich Lang, LLP, Phoenix, Arizona.


                                     EXPERTS

         The Consolidated Financial Statements and Related Financial Statement Schedules incorporated in this Prospectus have been audited by Robison, Hill & Co., independent auditors, as stated in their reports, and have been included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                          INDEPENDENT AUDITOR'S REPORT


Knight Investment Ltd.
(A Development Stage Company)


        We have audited the accompanying balance sheets of Knight Investment Ltd. (a development stage company) as of December 31, 2001 and 2000, and the related statements of operations and cash flows for the two years ended December 31, 2001 and the statement of stockholder's equity from July 25, 1997 (inception) to December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Knight Investment Ltd. (a development stage company) as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the two years ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

                                                   Respectfully submitted



                                                   /S/ ROBISON, HILL & CO.
                                                   Certified Public Accountants





Salt Lake City, Utah
February 26, 2002

                             KNIGHT INVESTMENT LTD.
                          (A Development Stage Company)
                                 BALANCE SHEETS

                                                          December 31,
                                                 -------------------------------
                                                      2001            2000
                                                 --------------  ---------------

Assets:                                          $            -  $             -
                                                 ==============  ===============

Liabilities - Accounts Payable                   $        3,885  $             -
                                                 --------------  ---------------

Stockholders' Equity:
  Common Stock, Par value $.001
    Authorized 100,000,000 shares,
    Issued 1,000,000 shares at December 31,
    2001 and 2000                                         1,000            1,000
  Paid-In Capital                                        26,573            2,531
  Retained Deficit                                       (1,200)          (1,200)
  Deficit Accumulated During the
    Development Stage                                   (30,258)          (2,331)
                                                 --------------  ---------------

     Total Stockholders' Equity                          (3,885)               -
                                                 --------------  ---------------

     Total Liabilities and
       Stockholders' Equity                      $            -  $             -
                                                 ==============  ===============







   The accompanying notes are an integral part of these financial statements.

                             KNIGHT INVESTMENT LTD.
                          (A Development Stage Company)
                            STATEMENTS OF OPERATIONS

                                                                   Cumulative
                                                                      since
                                                                   October 20,
                                                                      1999
                                                                    inception
                                       For the year ended              of
                                          December 31,             development
                                 ------------------------------
                                      2001            2000            stage
                                 --------------  --------------  ---------------
Revenues:                        $            -  $            -  $             -

Expenses:                                27,927           2,181           30,258
                                 --------------  --------------  ---------------

     Net Loss                    $      (27,927) $       (2,181) $       (30,258)
                                 --------------  --------------  ---------------

Basic & Diluted loss per share   $      (0.03)   $            -
                                 ==============  ==============











   The accompanying notes are an integral part of these financial statements.

                             KNIGHT INVESTMENT LTD.
                          (A Development Stage Company)
                        STATEMENT OF STOCKHOLDERS' EQUITY
              SINCE JULY 25, 1997 (INCEPTION) TO DECEMBER 31, 2001

                                                                                          Deficit
                                                                                        Accumulated
                                                                                          During
                                           Common Stock         Paid-In    Retained     Development
                                        Shares     Par Value    Capital     Deficit        Stage
                                     ------------ -----------  ---------  -----------  -------------
Balance at July 25, 1997 (inception)            - $         -  $       -  $         -  $           -

November 4, 1997 Issuance of Stock
for Services and payment
of Accounts Payable                     1,000,000       1,000          -            -              -

Net Loss                                        -           -          -       (1,100)             -
                                     ------------ -----------  ---------  -----------  -------------

Balance at December 31, 1997            1,000,000       1,000          -       (1,100)             -

Net Loss                                        -           -          -         (100)             -
                                     ------------ -----------  ---------  -----------  -------------

Balance at December 31, 1998            1,000,000       1,000          -       (1,200)             -

Capital contributed by Shareholder              -           -        350            -              -
Net Loss                                        -           -          -            -           (150)
                                     ------------ -----------  ---------  -----------  -------------

Balance at December 31, 1999            1,000,000       1,000        350       (1,200)          (150)

Capital contributed by Shareholder              -           -      2,181            -              -
Net Loss                                        -           -          -            -         (2,181)
                                     ------------ -----------  ---------  -----------  -------------

Balance at December 31, 2000            1,000,000       1,000      2,531       (1,200)        (2,331)

Capital Contributed by Shareholder              -           -     24,042            -              -
Net Loss                                        -           -          -            -        (27,927)
                                     ------------ -----------  ---------  -----------  -------------

Balance at December 31, 2001            1,000,000 $     1,000  $  26,573  $    (1,200) $     (30,258)
                                     ============ ===========  =========  ===========  =============



   The accompanying notes are an integral part of these financial statements.

                             KNIGHT INVESTMENT LTD.
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS

                                                                    Cumulative
                                                                      Since
                                                                   October 20,
                                                                       1999
                                                                    Inception
                                            For the years ended         of
                                                December 31,       Development
                                            --------------------
                                               2001      2000         Stage
                                            ---------- ---------  --------------
CASH FLOWS FROM OPERATING
ACTIVITIES:
Net Loss                                    $  (27,927)$  (2,181) $      (30,258)
Increase (Decrease) in Accounts Payable          3,885         -           3,685
                                            ---------- ---------  --------------
  Net Cash Used in operating activities        (24,042)   (2,181)        (26,573)
                                            ---------- ---------  --------------

CASH FLOWS FROM INVESTING
ACTIVITIES:
Net cash provided by
  investing activities                               -         -               -
                                            ---------- ---------  --------------

CASH FLOWS FROM FINANCING
ACTIVITIES:
Capital contributed by shareholder              24,042     2,181          26,573
                                            ---------- ---------  --------------
Net Cash Provided by
  Financing Activities                          24,042     2,181          26,573
                                            ---------- ---------  --------------
Net (Decrease) Increase in
  Cash and Cash Equivalents                          -         -               -
Cash and Cash Equivalents
  at Beginning of Period                             -         -               -
                                            ---------- ---------  --------------
Cash and Cash Equivalents
  at End of Period                          $        - $       -  $            -
                                            ========== =========  ==============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest                                  $        - $       -  $            -
  Franchise and income taxes                $      115 $     200  $          615

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND
FINANCING ACTIVITIES: None



   The accompanying notes are an integral part of these financial statements.

                             KNIGHT INVESTMENT LTD.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 and 2000


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        This summary of accounting policies for Knight Investment Ltd. is presented to assist in understanding the Company's financial statements. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Organization and Basis of Presentation

        The Company was incorporated under the laws of the State of Nevada on July 25, 1997. The Company ceased all operating activities during the period from July 25, 1997 to October 20, 1999 and was considered dormant. Since October 20, 1999, the Company is in the development stage, and has not commenced planned principal operations.

Nature of Business

        The Company has no products or services as of December 31, 2001. The Company was organized as a vehicle to seek merger or acquisition candidates. The Company intends to acquire interests in various business opportunities, which in the opinion of management will provide a profit to the Company.

Cash and Cash Equivalents

        For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Pervasiveness of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                             KNIGHT INVESTMENT LTD.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 and 2000
                                   (Continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

Loss per Share

        The reconciliations of the numerators and denominators of the basic loss per share computations are as follows:

                                                                                  Per-Share
                                                  Income           Shares           Amount
                                                  ------           ------           ------
                                                (Numerator)     (Denominator)

                                                    For the year ended December 31, 2001
Basic Loss per Share
Loss to common shareholders                   $       (27,927)       1,000,000  $      (0.03)
                                              ===============  ===============  ==============


                                                    For the year ended December 31, 2000
Basic Loss per Share
Loss to common shareholders                   $        (2,181)       1,000,000  $            -
                                              ===============  ===============  ==============

        The  effect  of   outstanding   common   stock   equivalents   would  be
anti-dilutive for December 31, 2001 and 2000 and are thus not considered.

Concentration of Credit Risk

        The Company has no significant off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains the majority of its cash balances with one financial institution, in the form of demand deposits.

NOTE 2 - INCOME TAXES

         As of December 31, 2001, the Company had a net operating loss carryforward for income tax reporting purposes of approximately $30,000 that may be offset against future taxable income through 2021. Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited. No tax benefit has been reported in the financial statements, because the Company believes there is a 50% or greater chance the carryforwards will expire unused. Accordingly, the potential tax benefits of the loss carryforwards are offset by a valuation allowance of the same amount.

                             KNIGHT INVESTMENT LTD.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 and 2000
                                   (Continued)

NOTE 3 - DEVELOPMENT STAGE COMPANY/GOING CONCERN

        The Company has not begun principal operations and as is common with a development stage company, the Company has had recurring losses during its development stage. The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company does not have significant cash or other material assets, nor does it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern. In the interim, shareholders of the Company have committed to meeting its minimal operating expenses.

NOTE 4 - COMMITMENTS

        As of December 31, 2001 all activities of the Company have been conducted by corporate officers from either their homes or business offices. Currently, there are no outstanding debts owed by the company for the use of these facilities and there are no commitments for future use of the facilities.

NOTE 5 - SUBSEQUENT EVENTS

        On March 22, 2002, the Company finalized a merger with Northeast Mortgage, L.L.C. The Company acquired Northeast Mortgage, L.L.C. and all or substantially all of its assets and liabilities in exchange for 3,000,000 shares of common stock and 4,600,000 shares of Series A Preferred Stock. Since the merger, the Company is no longer considered a development stage entity.

                          INDEPENDENT AUDITOR'S REPORT


Northeast Mortgage, LLC.

        We have audited the accompanying balance sheet of Northeast Mortgage, LLC. as of December 31, 2001, and the related statements of operations, changes in members' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Northeast Mortgage, LLC. for the year ended December 31, 2000, were audited by other auditors whose report thereon, dated April 24, 2001, expressed an unqualified opinion.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northeast Mortgage, LLC., as of December 31, 2001, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

                                                   Respectfully submitted



                                                   /S/ ROBISON, HILL & CO.
                                                   Certified Public Accountants

Salt Lake City, Utah
May 9, 2002

                            NORTHEAST MORTGAGE, LLC.
                                 BALANCE SHEETS

                                                                        December 31,
ASSETS:                                                             2001             2000
                                                               ---------------  --------------
Current Assets:
     Cash                                                      $       106,030  $      120,941
     Mortgages Receivable                                           26,829,190      13,492,411
     Accounts Receivable                                               639,156         300,216
     Employee Advances                                                  72,756         156,217
     Prepaid Expenses                                                   10,000               -
     Accrued Interest Receivable                                             -          61,596
                                                               ---------------  --------------

          Total Current Assets                                      27,657,132      14,131,381
                                                               ---------------  --------------

Fixed Assets - Net                                                     211,812         313,668
                                                               ---------------  --------------

Other Assets:
     Deposits                                                          152,841         118,184
     Notes Receivable - Second Mortgages                                52,800          70,290
     Customer Lists - Net                                              431,119         465,560
                                                               ---------------  --------------

          Total Other Assets                                           636,760         654,034
                                                               ---------------  --------------

          Total Assets                                         $    28,505,704  $   15,099,083
                                                               ===============  ==============

LIABILITIES & MEMBERS' EQUITY
Current Liabilities:
     Bank Line of Credit                                       $             -  $      713,863
     Note Payable - Bank                                                67,600               -
     Warehouse Line of Credit                                       26,410,742      12,321,450
     Accounts Payable and Accrued Expenses                             317,670         828,105
     Customer Deposits                                                       -          23,000
                                                               ---------------  --------------

          Total Current Liabilities                                 26,796,012      13,886,418

Long-Term Note Payable - Bank                                          556,536               -
                                                               ---------------  --------------

          Total Liabilities                                         27,352,548      13,886,418

Members' Equity                                                      1,153,156       1,212,665
                                                               ---------------  --------------

          Total Liabilities and Members' Equity                $    28,505,704  $   15,099,083
                                                               ===============  ==============

   The accompanying notes are an integral part of these financial statements.

                            NORTHEAST MORTGAGE, LLC.
                            STATEMENTS OF OPERATIONS


                                                                     For the Year Ended
                                                                        December 31,
                                                               -------------------------------
                                                                    2001             2000
                                                               ---------------  --------------

Revenues                                                       $     8,934,868  $    5,863,464
                                                               ---------------  --------------

Operating Expenses:
  Sales and Marketing                                                  656,871         600,590
  General and Administrative                                         7,083,608       4,731,749
                                                               ---------------  --------------

      Total Operating Expenses                                       7,740,479       5,332,339
                                                               ---------------  --------------

Net Operating Income (Loss)                                          1,194,389         531,125

Other Income (Expense):
   Interest Income                                                      12,954         135,776
   Interest Expense                                                   (424,594)       (471,237)
                                                               ---------------  --------------

Net Income (Loss) Before
    Guaranteed Payments to
       Members                                                         782,749         195,664

Guaranteed Payments to
  Members                                                              562,887         144,406
                                                               ---------------  --------------

Net Income (Loss)                                              $       219,862  $       51,258
                                                               ===============  ==============







   The accompanying notes are an integral part of these financial statements.

                            NORTHEAST MORTGAGE, LLC.
                    STATEMENT OF CHANGES IN MEMBERS' CAPITAL
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000




Balance, January 1, 2000                                                               $     351,362

Cash Distributions                                                                          (874,229)

Cash Contributions                                                                         1,684,274

Net income (loss)                                                                             51,258
                                                                                       -------------

Balance, December 31, 2000                                                                 1,212,665

Cash Distributions                                                                          (279,371)

Net income (loss)                                                                            219,862
                                                                                       -------------

Balance, December 31, 2001                                                             $   1,153,156
                                                                                       =============















   The accompanying notes are an integral part of these financial statements.

                            NORTHEAST MORTGAGE, LLC.
                            STATEMENTS OF CASH FLOWS

                                                                     For the Year Ended
                                                                        December 31,
                                                               -------------------------------
                                                                    2001             2000
                                                               ---------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)                                              $       219,862  $       51,258
Adjustments to reconcile net loss to net cash
Provided by operating activities
Depreciation and Amortization                                          129,344         170,845
(Increase) Decrease in Accounts Receivable                            (338,940)       (152,903)
(Increase) Decrease in Employee Advances                                83,461          (7,766)
(Increase) Decrease in Accrued Interest Receivable                      61,596          67,879
(Increase) Decrease in Miscellaneous Receivable                              -         288,662
(Increase) Decrease in Prepaid Expenses                                (10,000)        125,186
(Decrease) Increase in Customer Deposits                               (23,000)          5,135
(Decrease) Increase in Accounts Payable and Accrued Expenses          (503,482)        366,458
                                                               ---------------  --------------
      Net Cash Used in Operating Activities                           (381,159)        914,754
                                                               ---------------  --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
(Increase) Decrease in Mortgages Receivable                        (13,319,289)     (5,250,246)
Customer Lists Expenditures                                                  -         (75,000)
Capital Expenditures                                                         -          (6,953)
(Increase) Decrease in Deposits                                        (34,657)        (79,581)
                                                               ---------------  --------------
      Net Cash Used in Investing Activities                        (13,353,946)     (5,411,780)
                                                               ---------------  --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to Members                                              (279,371)       (874,229)
Net Borrowing Under Private Mortgages                                        -      (1,050,000)
Contribution From Members                                                    -       1,684,274
Payments Under Bank Loan Agreement                                     (89,727)              -
Net Borrowing under Line of Credit Arrangements                     14,089,292       4,792,025
                                                               ---------------  --------------
      Net Cash Provided by Financing Activities                     13,720,194       4,552,070
                                                               ---------------  --------------

Net (Decrease) Increase in
  Cash and Cash Equivalents                                            (14,911)         55,044
Cash and Cash Equivalents
  at Beginning of Period                                               120,941          65,897
                                                               ---------------  --------------
Cash and Cash Equivalents
  at End of Period                                             $       106,030  $      120,941
                                                               ===============  ==============

                            NORTHEAST MORTGAGE, LLC.
                            STATEMENTS OF CASH FLOWS
                                   (continued)


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
-------------------------------------------------
Cash paid during the year for:
  Interest                                                     $       440,312  $      450,379

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING
ACTIVITIES: None


























   The accompanying notes are an integral part of these financial statements.

                            NORTHEAST MORTGAGE, LLC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        This summary of accounting policies for Northeast Mortgage, LLC. is presented to assist in understanding the Company's financial statements. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Organization and Basis of Presentation

        The Company, formerly known as Northeast Mortgage Corporation, LLC., was organized on October 1, 1996 pursuant to the Limited Liability Company Act of the State of Connecticut. According to the operating agreement, the Company has a finite life of thirty (30) years and no member shall be personally liable for any debts or losses of the Company beyond such member's capital interest. The Company, with offices in Southbury, Connecticut, Easton, Massachusetts, and Mesa and Phoenix, Arizona, is a licensed mortgage lender.

Nature of Business

        The Company's principal activity is the origination of mortgage loans and the sale of the loans to permanent investors. The Company does not retain the right to service any of the mortgage loans sold to permanent investors. The Company, as a non supervised mortgagee, also originates FHA insured Title II mortgages which are sold to permanent investors.

Cash and Cash Equivalents

        For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Pervasiveness of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual

                            NORTHEAST MORTGAGE, LLC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000
                                   (Continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

results could differ from those estimates.

Fixed Assets

        Fixed assets are recorded at cost. Major renewals and improvements are capitalized, while maintenance and repairs are expensed when incurred. As of December 31, 2001, depreciation is computed as follows:

                                                                 Accumulated
                         Cost          Method         Life      Depreciation         Net
                    --------------- -------------  ----------  ---------------  --------------
Furniture and
Fixtures            $       288,518  Accelerated    7 Years    $       172,533  $      115,985
Office Equipment            415,080  Accelerated    5 Years            319,253          95,827
                    ---------------                            ---------------  --------------
                    $       703,598                            $       491,786  $      211,812
                    ===============                            ===============  ==============

        As of December 31, 2000, depreciation is computed as follows:

                                                                 Accumulated
                         Cost          Method         Life      Depreciation         Net
                    --------------- -------------  ----------  ---------------  --------------
Furniture and
Fixtures            $       291,200  Accelerated    7 Years    $       132,171  $      159,029
Office Equipment            419,350  Accelerated    5 Years            264,711         154,639
                    ---------------                            ---------------  --------------
                    $       710,550                            $       396,882  $      313,668
                    ===============                            ===============  ==============

Customer Lists

        Customer Lists acquired are recorded at cost and are being amortized over their estimated useful lives of fifteen years using the straight line method.

Concentration of Credit Risk

        The Company's financial instruments that are exposed to concentration of credit risk consist primarily of cash and mortgages receivable. The Company places its cash investments with high credit quality institutions. At times such investments may be in excess of the FDIC insurance limit. The mortgages receivable are secured by residential real estate.

                            NORTHEAST MORTGAGE, LLC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000
                                   (Continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

Income Taxes

        The Company is treated as a partnership for federal income tax purposes and does not incur income taxes. Instead, its earnings and losses are included in the personal returns of the members and taxed depending on their personal tax situations. The financial statements do not reflect a provision for income taxes.

Comprehensive Income

        The Company does not have any accumulated comprehensive income items, and therefore, is not required to report comprehensive income.

Advertising

        Advertising costs are expensed as incurred.

NOTE 2 - MORTGAGES RECEIVABLE

        Mortgages Receivable consist principally of mortgage loans originated and held for sale to permanent investors. They are held at lower of cost or market. Market value is determined by the permanent investor commitment. Also included in Mortgages Receivable are private mortgages, with terms of three and six months, that bear interest at 13.99% per annum. The notes are secured by residential real estate located in the states of Connecticut and Arizona and are financed through the Company and its members. The fair value for these mortgages receivable approximate carrying amounts due to the short maturities of these instruments.

NOTE 3 - OPERATING LEASE COMMITMENTS

        The Company leases office space in Southbury, Connecticut, Easton, Massachusetts and Mesa and Phoenix, Arizona under agreements with terms of one to five years. In addition to the base rents, the Company is, in general, responsible for paying its pro rata share of the increases in real estate taxes and operating expenses over the base year amounts.

        The Company leases office equipment under agreements with terms of three years.

                            NORTHEAST MORTGAGE, LLC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000
                                   (Continued)

NOTE 3 - OPERATING LEASE COMMITMENTS (continued)

        The following summarizes the future minimum lease payments under all noncancellable operating lease obligations:

                             2002                          $302,216
                             2003                           292,392
                             2004                           145,447
                             2005                           106,112
                             2006                            62,419

NOTE 4 - DEPOSITS

        Included in deposits are amounts paid to permanent investors under indemnification agreements for loans sold and now serviced by said investors. Management expects no future indemnifications, nor do they expect to repurchase any loan sold, and accordingly, no provision has been made in the financial statements.

NOTE 5 - CONVERSION OF DEBT

        During 2000, a restructuring of debt occurred. A $1,050,000 obligation of the Company was converted to personal obligations of the members and were accordingly reported as member contributions.

NOTE 6 - PROFIT SHARING PLAN

        On June 1, 1997, the Company (employer) established a 401(k) Profit Sharing Plan. Any full time employee who has completed three months of service and has attained age 21 is eligible to participate. The employer can make a discretionary matching contribution based on the employee elective contribution. The contribution, if any, is determined each year. For 2000 and 2001, there was no matching contribution made.

                            NORTHEAST MORTGAGE, LLC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000
                                   (Continued)


NOTE 7 - LINES OF CREDIT

                                                                        December 31,
                                                                    2001             2000
                                                               ---------------  --------------
$1,250,000 Line of Credit - Newtown Savings Bank               $             -  $      713,863
    Interest at Prime rate plus 3% per annum
    Security interest in all business assets
    and personal guarantee of members and their
    spouses Loan  Modification  made March 29, 2001
    creating term loan Expires March 29, 2006

$25,000,000 Line of Credit -Horizon Bank                       $    22,799,474  $    7,265,946
    Interest at Prime plus 1% per annum
    Security interest in all business assets
    and personal guarantee of members and their spouses
    Expires October 31, 2002,

$6,000,000 Line of Credit - People's Bank                            3,611,268       5,055,504
    Interest at Federal Discount Rate
    Security interest in all business assets and
    personal guarantee of  members and their spouses
    Expires June 30, 2002


              Total Lines Of Credit                             $   26,410,742   $  12,321,450
                                                               ===============  ==============

NOTE 8 - NOTE PAYABLE - BANK

        On March 29, 2001, the Company signed a new credit agreement with Newtown Savings Bank (Bank). The new agreement amends the Commercial Note and Revolving Loan Agreement dated December 4, 1997 wherein a revolving credit facility was made available to the Company by the Bank in the amount of One Million Dollars ($1,000,000).

        The new agreement, with a principal sum of $676,000 is payable in fifty-nine (59) monthly principal payments of $5,633.33 plus interest commencing April 29, 2001 with the final payment of the entire unpaid principal balance of $343,633.53 plus interest payable on March 29, 2006. Interest is calculated at a variable rate per annum of two percentage points above the Prime Rate as published by the Wall Street Journal.

                            NORTHEAST MORTGAGE, LLC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000
                                   (Continued)

NOTE 9 - COMMITMENTS AND CONTINGENCIES

        The Company is involved in various legal actions arising in the normal course of business. The Company is a party in the following pending matters:

        In Luciano et al v. Northeast Mortgage, LLC, the plaintiffs are claiming damages as a result of an alleged breach of a commitment to lend as well as other tort related claims. The Company intends to vigorously defend this action and has joined co-defendant IndyMac Mortgage Holdings, Inc. in retaining legal counsel to represent its interest. The ultimate resolution of this matter is not ascertainable at this time. No provision has been made in the financial statements related to this claim.

NOTE 10 - SUBSEQUENT EVENTS

        On March 22, 2002, Northeast Mortgage, LLC. consummated a transaction in which substantially all of the assets of Northeast Mortgage, LLC. (the "Acquisition") were acquired by Northeast Mortgage Corporation, (the "Acquiring Company") a Nevada corporation previously known as Knight Investment Ltd.

        The Acquiring Company had 1,000,000 shares of its $.001 par value common stock outstanding prior to the acquisition. As a result of the acquisition, the former members of Northeast Mortgage, LLC now own 3,000,000 shares of newly issued common stock of the Acquiring Company's now 4,000,000 shares issued and outstanding, in addition to 4,600,000 shares of the Acquiring Company's Series A preferred stock.

        The principal member of Northeast Mortgage, LLC, Brian P. Rogerson, became the principal stockholder of the Acquiring Company. Mr. Rogerson now owns 1,650,000 shares of the common stock, or approximately 41.25% of the issued and outstanding common stock. The only significant stockholder of the Acquiring Company outside of the original members of Northeast Mortgage, LLC will be Daniel L. Hodges, who now owns 800,000 shares of the Acquiring Company's common stock. At the time of the acquisition, Northeast Mortgage Corporation had no assets or liabilities.

                         INDEPENDENT ACCOUNTANT'S REPORT


Northeast Mortgage Corporation


        We have reviewed the accompanying balance sheets of Northeast Mortgage Corporation as of March 31, 2002 and December 31, 2001, and the related statements of operations and cash flows for the three month periods ended March 31, 2002 and 2001. These financial statements are the responsibility of the Company's management.

        We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statement taken as a whole. Accordingly, we do not express such an opinion.

        Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

                                                   Respectfully submitted



                                                   /s/ ROBISON, HILL & CO.
                                                   Certified Public Accountants

Salt Lake City, Utah
May 20, 2002

                         NORTHEAST MORTGAGE CORPORATION
                                 BALANCE SHEETS

                                                                  March 31,      December 31,
ASSETS:                                                             2002             2001
                                                               ---------------  --------------
Current Assets:
     Cash                                                      $       355,539  $      106,030
     Mortgages Receivable                                            9,222,075      26,829,190
     Accounts Receivable                                               626,913         639,156
     Employee Advances                                                  84,673          72,756
     Prepaid Expenses                                                   10,000          10,000
                                                               ---------------  --------------

          Total Current Assets                                      10,299,200      27,657,132
                                                               ---------------  --------------

Fixed Assets - Net                                                     193,991         211,812
                                                               ---------------  --------------

Other Assets:
     Deposits                                                          160,871         152,841
     Notes Receivable - Second Mortgages                                52,800          52,800
     Customer Lists - Net                                              419,639         431,119
                                                               ---------------  --------------

          Total Other Assets                                           633,310         636,760
                                                               ---------------  --------------

          Total Assets                                         $    11,126,501  $   28,505,704
                                                               ===============  ==============


                         NORTHEAST MORTGAGE CORPORATION
                                 BALANCE SHEETS
                                   (continued)


                                                                  March 31,      December 31,
LIABILITIES & STOCKHOLDERS' EQUITY                                  2002             2001
                                                               ---------------  --------------
Current Liabilities:
     Note Payable - Bank                                       $        67,600  $       67,600
     Warehouse Line of Credit                                        8,838,456      26,410,742
     Accounts Payable and Accrued Expenses                             365,927         317,670
     Shareholder Payable                                                     -          61,822
                                                               ---------------  --------------

          Total Current Liabilities                                  9,271,983      26,857,834

Long-Term Note Payable - Bank                                          535,034         556,536
                                                               ---------------  --------------

          Total Liabilities                                          9,807,017      27,414,370
                                                               ---------------  --------------

Stockholders' Equity
     Preferred Stock, par value $.001,  10,000,000 shares
          Authorized,  4,600,000 shares issued at March 31, 2002,
          and 4,600,000 shares issued at December 31, 2001               4,600              -
     Common Stock, par value $.001,  100,000,000  shares
          Authorized,  4,000,000 shares issued at March 31, 2002,
          4,000,000 shares issued at December 31, 2001                   4,000           1,000
     Additional Paid-In Capital                                      1,082,734       1,090,334
     Retained Earnings (Deficit)                                       228,150               -
                                                               ---------------  --------------

          Total Stockholders' Equity                                 1,319,484       1,091,334
                                                               ---------------  --------------

          Total Liabilities and Stockholders' Equity           $    11,126,501  $   28,505,704
                                                               ===============  ==============

                 See accompanying notes and accountants' report.

                         NORTHEAST MORTGAGE CORPORATION
                            STATEMENTS OF OPERATIONS




                                                                    For the Three Months
                                                                            Ended
                                                                          March 31,
                                                               -------------------------------
                                                                    2002             2001
                                                               ---------------  --------------

Revenues                                                       $     2,269,679  $    2,105,574
                                                               ---------------  --------------

Operating Expenses:
  Sales and Marketing                                                  181,132         157,446
  General and Administrative                                         1,737,576       1,523,557
                                                               ---------------  --------------

      Total Operating Expenses                                       1,918,708       1,681,003
                                                               ---------------  --------------

Net Operating Income (Loss)                                            350,971         424,571

Other Income (Expense):
   Interest Income                                                      83,529             337
   Interest Expense                                                   (206,350)       (148,363)
                                                               ---------------  --------------

Net Income (Loss)                                              $       228,150  $      276,545
                                                               ===============  ==============

Net Income (Loss) per Share                                    $          0.03  $         0.28
                                                               ===============  ==============

                                                                     8,600,000       1,000,000
                                                               ===============  ==============










                 See accompanying notes and accountants' report.

                         NORTHEAST MORTGAGE CORPORATION
                            STATEMENTS OF CASH FLOWS

                                                                 For the three months ended
                                                                          March 31,
                                                               -------------------------------
                                                                    2002             2001
                                                               ---------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)                                              $       228,150  $      276,545
Adjustments to reconcile net loss to net cash
Provided by operating activities
Depreciation and Amortization                                           29,301          41,000
(Increase) Decrease in Accounts Receivable                              12,243        (110,000)
(Increase) Decrease in Employee Advances                               (11,917)         (7,499)
(Increase) Decrease in Customer Lists                                   (1,000)              -
(Decrease) Increase in Accounts Payable and Accrued Expenses            48,257         (16,220)
                                                               ---------------  --------------
      Net Cash Used in Operating Activities                            305,034         183,826
                                                               ---------------  --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
(Increase) Decrease in Mortgages Receivable                         17,607,115      (8,117,922)
(Increase) Decrease in Deposits                                         (8,030)         (7,500)
                                                               ---------------  --------------
      Net Cash Used in Investing Activities                         17,599,085      (8,125,422)
                                                               ---------------  --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on Long-term Debt                                             (20,502)              -
Payments on Shareholder Payables                                       (61,822)        (15,001)
Net Borrowing under Line of Credit Arrangements                    (17,572,286)      7,930,926
                                                               ---------------  --------------
      Net Cash Provided by Financing Activities                    (17,654,610)      7,915,925
                                                               ---------------  --------------

Net (Decrease) Increase in
  Cash and Cash Equivalents                                            249,509         (25,671)
Cash and Cash Equivalents
  at Beginning of Period                                               106,030         120,941
                                                               ---------------  --------------
Cash and Cash Equivalents
  at End of Period                                             $       355,539  $       95,270
                                                               ===============  ==============


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
-------------------------------------------------
Cash paid during the year for:
  Interest                                                     $       206,350  $      148,363
  Franchise and income taxes                                   $             -  $            -

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING
ACTIVITIES: None


                 See accompanying notes and accountants' report.

                         NORTHEAST MORTGAGE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
               FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        This summary of accounting policies for Northeast Mortgage Corporation is presented to assist in understanding the Company's financial statements. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Interim Reporting

        The unaudited financial statements as of March 31, 2002 and for the three month period then ended reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly state the financial position and results of operations for the three months. Operating results for interim periods are not necessarily indicative of the results which can be expected for full years.

Organization and Basis of Presentation

        The Company was incorporated under the laws of the State of Nevada on July 25, 1997. The Company ceased all operating activities during the period from July 25, 1997 to October 20, 1999 and was considered dormant. From October 20, 1999 to March 26, 2002, the Company was in the development stage. On
February 25, 2002, the Company changed its name to Northeast Mortgage Corporation in anticipation of its acquisition of the assets of Northeast Mortgage, LLC, a Connecticut limited liability company. On March 27, 2002, the Company completed the acquisition of the assets of Northeast Mortgage, LLC pursuant to a Contribution Agreement dated October 30, 2001. The Company, with offices in Southbury, Connecticut, Easton, Massachusetts, and Mesa and Phoenix, Arizona, is a mortgage lender.

        Since the former members of Northeast Mortgage, LLC control 88% of the Company after the acquisition, the transaction has been recorded as a recapitalization of Northeast Mortgage, LLC. The equity of the Company has been restated retroactively to reflect the recapitalization on these financial statements.

Nature of Business

        The Company is engaged primarily in the mortgage banking business. Its principal activity is the origination and sale of mortgage loans. The Company does not retain the right to service any of the mortgage loans sold to permanent investors. The Company, as a non supervised mortgagee, also originates FHA insured Title II mortgages which are sold to permanent investors.

                         NORTHEAST MORTGAGE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
               FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001
                                   (Continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

Cash and Cash Equivalents

        For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Pervasiveness of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fixed Assets

        Fixed assets are recorded at cost. Major renewals and improvements are capitalized, while maintenance and repairs are expensed when incurred. As of March 31, 2002, depreciation is computed as follows:

                                                                 Accumulated
                         Cost          Method         Life      Depreciation         Net
                    --------------- -------------  ----------  ---------------  --------------
Furniture and
Fixtures            $       288,518  Accelerated    7 Years    $       180,121  $      108,397
Office Equipment            415,080  Accelerated    5 Years            329,486          85,594
                    ---------------                            ---------------  --------------
                    $       703,598                            $       509,607  $      193,991
                    ===============                            ===============  ==============

        As of December 31, 2001, depreciation is computed as follows:

                                                                 Accumulated
                         Cost          Method         Life      Depreciation         Net
                    --------------- -------------  ----------  ---------------  --------------
Furniture and
Fixtures            $       288,518  Accelerated    7 Years    $       172,533  $      115,985
Office Equipment            415,080  Accelerated    5 Years            319,253          95,827
                    ---------------                            ---------------  --------------
                    $       703,598                            $       491,786  $      211,812
                    ===============                            ===============  ==============

                         NORTHEAST MORTGAGE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                      FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001
                                   (Continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

Customer Lists

        Customer Lists acquired are recorded at cost and are being amortized over their estimated useful lives of fifteen years using the straight line method.

Income (Loss) per Share

        The reconciliations of the numerators and denominators of the basic income (loss) per share computations are as follows:

                                                                                  Per-Share
                                                  Income           Shares           Amount
                                                  ------           ------           ------
                                                (Numerator)     (Denominator)

                                                 For the three months ended March 31, 2002
                                                 -----------------------------------------
Basic Income (Loss) per Share
Income (Loss) to common shareholders          $       228,150        8,600,000  $         0.03
                                              ===============  ===============  ==============

                                                 For the three months ended March 31, 2001
                                                 -----------------------------------------
Basic Income (Loss) per Share
Income (Loss) to common shareholders          $       276,545        1,000,000  $         0.28
                                              ===============  ===============  ==============

        The total number of shares includes 4,000,000 common shares that are issued and outstanding and 4,600,000 shares of Series A Convertible Preferred Stock. The Series A shares are convertible to one share of common stock.

        There are no dilutive outstanding common stock equivalents at March 31, 2002 and 2001.

Concentration of Credit Risk

        The Company's financial instruments that are exposed to concentration of credit risk consist primarily of cash and mortgages receivable. The Company places its cash investments with high credit quality institutions. At times such investments may be in excess of the FDIC insurance limit. The mortgages receivable are secured by residential real estate.

Income Taxes

        The Company accounts for income taxes under the provisions of SFAS No. 109,

                         NORTHEAST MORTGAGE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
               FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001
                                   (Continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

"Accounting  for Income  Taxes." SFAS No.109  requires  recognition  of deferred income tax assets and liabilities for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets and liabilities.

Comprehensive Income

        The Company does not have any accumulated comprehensive income items, and therefore, is not required to report comprehensive income.

Advertising

        Advertising costs are expensed as incurred.

Revenue Recognition

        Revenue and related costs are reflected in the accounts when earned or incurred.

NOTE 2 - MORTGAGES RECEIVABLE

        Mortgages Receivable consist principally of mortgage loans originated and held for sale to permanent investors. They are held at lower of cost or market. Market value is determined by the permanent investor commitment. Also included in Mortgages Receivable are private mortgages, with terms of three and six months, that bear interest at 13.99% per annum. The notes are secured by residential real estate located in the states of Connecticut and Arizona and are financed through the Company. The fair value for these mortgages receivable approximate carrying amounts due to the short maturities of these instruments.

NOTE 3 - OPERATING LEASE COMMITMENTS

        The Company leases office space in Southbury, Connecticut, Easton, Massachusetts and Mesa and Phoenix, Arizona under agreements with terms of one to five years. In addition to the base rents, the Company is, in general, responsible for paying its pro rata share of the increases in real estate taxes and operating expenses over the base year amounts.

        The Company leases office equipment under agreements with terms of three years.

                         NORTHEAST MORTGAGE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
               FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001
                                   (Continued)

NOTE 3 - OPERATING LEASE COMMITMENTS (continued)

        The following summarizes the future minimum lease payments under all noncancellable operating lease obligations:

                             2002                          $302,216
                             2003                           292,392
                             2004                           145,447
                             2005                           106,112
                             2006                            62,419

NOTE 4 - DEPOSITS

        Included in deposits are amounts paid to permanent investors under indemnification agreements for loans sold and now serviced by said investors. Management expects no future indemnifications, nor do they expect to repurchase any loan sold, and accordingly, no provision has been made in the financial statements.

NOTE 5 - PROFIT SHARING PLAN

        On June 1, 1997, the Company (employer) established a 401(k) Profit Sharing Plan. Any full time employee who has completed three months of service and has attained age 21 is eligible to participate. The employer can make a discretionary matching contribution based on the employee elective contribution. The contribution, if any, is determined each year. For 2001, there were no matching contribution made.

                         NORTHEAST MORTGAGE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                      FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001
                                   (Continued)

NOTE 6 - LINE OF CREDIT

                                                                  March 31,      December 31,
                                                                    2002             2001
                                                               ---------------  --------------

$25,000,000 Line of Credit -Horizon Bank                       $     7,894,262  $   22,799,474
    Interest at Prime plus 1% per annum
    Security interest in all business assets
    and personal guarantee of members and
    their spouses Expires October 31, 2002,

$6,000,000 Line of Credit - People's Bank                              944,194       3,611,268
    Interest at Federal Discount Rate
    Security interest in all business
    assets and personal guarantee
    of  members and their spouses
    Expires June 30, 2002

                                                               ---------------  --------------
              Total Lines Of Credit                            $     8,838,456   $  26,410,742
                                                               ===============  ==============

NOTE 7 - NOTE PAYABLE - BANK

        On March 29, 2001, the Company signed a new credit agreement with Newtown Savings Bank (Bank). The new agreement amends the Commercial Note and Revolving Loan Agreement dated December 4, 1997 wherein a revolving credit facility was made available to the Company by the Bank in the amount of One Million Dollars ($1,000,000).

        The new agreement, with a principal sum of $676,000 is payable in fifty-nine (59) monthly principal payments of $5,633.33 plus interest commencing April 29, 2001 with the final payment of the entire unpaid principal balance of $343,633.53 plus interest payable on March 29, 2006. Interest is calculated at a variable rate per annum of two percentage points above the Prime Rate as published by the Wall Street Journal.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

        The Company is involved in various legal actions arising in the normal course of business. The Company is a party in the following pending matters:

        In Luciano et al v. Northeast Mortgage, LLC, the plaintiffs are claiming damages as a result of an alleged breach of a commitment to lend as well as other tort related claims. The Company intends to vigorously defend this action and has joined co-defendant IndyMac Mortgage Holdings, Inc. in retaining legal counsel to represent its interest. The ultimate resolution of this matter is not

                         NORTHEAST MORTGAGE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                      FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001
                                   (Continued)

NOTE 8 - COMMITMENTS AND CONTINGENCIES (continued)

ascertainable at this time. No provision has been made in the financial statements related to this claim.

NOTE 9 - RECAPITALIZATION

        On March 27, 2002, the Company consummated a transaction in which it acquired substantially all of the assets of Northeast Mortgage, LLC. (the "Acquisition").

        The Company had 1,000,000 shares of $.001 par value common stock outstanding prior to the acquisition. As a result of the acquisition, the former members of Northeast Mortgage, LLC were issued 3,000,000 shares of the Company's common stock and 4,600,000 shares of the Company's Series A Preferred Stock.. Following the acquisition, the Company had 4,000,000 shares of common stock and 4,600,000 shares of Series A Preferred Stock issued and outstanding.

        The former principal member of Northeast Mortgage, LLC and the Company's current President, Brian P. Rogerson, became the principal stockholder of the Company. Mr. Rogerson now owns 1,650,000 shares of the common stock, or approximately 41.25% of the issued and outstanding common stock. The only significant stockholder of the Company other than the former members of Northeast Mortgage, LLC is Daniel L. Hodges, who owns 800,000 shares of the Company's common stock. At the time of the acquisition, the Company had no assets or liabilities.

        Since the former members of Northeast  Mortgage,  LLC control 88% of the
Company  after  the  acquisition,   the  transaction  has  been  recorded  as  a
recapitalization of Northeast Mortgage,  LLC.

NOTE 10 - PREFERRED STOCK

        On January 8, 2001, the Company authorized 10,000,000 shares of Preferred Stock, designated as Series A and Series B Preferred Stock. Series A and Series B Preferred Stock consist of 5,000,000 shares, with a par value of $.001 per share. On January 18, 2002 the Board of Directors approved a resolution that designates the 5,000,000 shares of Series A shares as Series A Convertible Preferred Stock, with a par value of $.001 per share. The Stated Value of each Series A Preferred Share is $.10. The holders of shares of the Series A Preferred Stock shall be entitled to receive dividends when, if and as declared by the Board of Directors. Each share of Series A Preferred Stock shall be convertible, at the option of the holder, into one share of the Company's common stock.

                         NORTHEAST MORTGAGE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                      FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001
                                   (Continued)

NOTE 11 - ACQUISITION

        On March 27, 2002 the Company acquired all of the assets of Northeast Mortgage, LLC (NEM). As a result of the Acquisition, the Company issued 3,000,000 shares of common stock and 4,600,000 shares of Series A Preferred Stock to the former members of NEM and the Acquisition the business of NEM became the Company's business. On February 25, 2002, the Company filed Articles of Amendment to amend and restate the Articles of Incorporation to change the name from Knight Investment Ltd. to Northeast Mortgage Corporation in anticipation of the Acquisition.

        The Company is engaged primarily in the mortgage banking business, and as such originate and sell mortgage loans. The mortgage loans are principally prime credit quality first-lien mortgage loans secured by single-family residences although the Company also offers home equity loans both in conjunction with newly produced prime credit quality first mortgages and as a separate product. In addition, the Company offers sub-prime credit quality first-lien single-family mortgage loans.

        Before the acquisition of NEM, the Company was an inactive publicly registered shell corporation and had no significant assets or operations.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        On March 27, 2002,  Northeast  Mortgage,  LLC,  ("Northeast") and Knight
Investments, Ltd., (a development stage company) ("Knight") executed an Agreement that provides for the Acquisition of Northeast by Knight in a reverse merger. See "The Merger." The following unaudited pro forma condensed combined financial statements are based on the December 31, 2001 and March 31, 2002 unaudited historical financial statements of Northeast and Knight contained elsewhere herein, giving effect to the transaction under the purchase method of accounting, with Northeast treated as the acquiring entity for financial reporting purposes. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2001 presents the results of operations of the Surviving Corporation, assuming the merger was completed on January 1, 2001. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2002 presents the results of operations of the Surviving Corporation, assuming the merger was completed on January 1, 2002.

        The unaudited pro forma condensed combined financial statements have been prepared by management of Northeast and Knight based on the financial statements included elsewhere herein. The pro forma adjustments include certain assumptions and preliminary estimates as discussed in the accompanying notes and are subject to change. These pro forma statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future. These pro forma financial statements should be read in conjunction with the accompanying notes and the historical financial information of both Northeast and Knight (including the notes thereto) included in this Form. See "FINANCIAL STATEMENTS."

                  UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001


                                               Northeast         Knight                         Pro Forma
                                                Mortgage      Investment,      Pro Forma        Combined
                                                  LLC             Ltd.        Adjustments        Balance
                                             --------------  --------------  --------------  ---------------

Revenues:                                    $    8,934,868  $            -  $            -  $     8,934,868

Expenses:
   Sales & Marketing                                656,871               -               -          656,871
   General & Administrative                       7,646,495          27,927               -        7,674,422
                                             --------------  --------------  --------------  ---------------

Net Operating Income (Loss)                         631,502         (27,927)              -          603,575

Other Income (Expense)                             (411,640)              -               -         (411,640)
                                             --------------  --------------  --------------  ---------------

Net Income (Loss)                            $      219,862  $      (27,927) $            -  $       191,935
                                             ==============  ==============  ==============  ===============

Income (Loss) per share                      $            -  $        (0.03)                 $          0.02
                                             ==============  ==============                  ===============

Weighted average shares outstanding                       -       1,000,000                        8,600,000












See accompanying notes to unaudited pro forma condensed combined financial statements.

                  UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                    FOR THE THREE MONTHS ENDED MARCH 31, 2002


                                               Northeast         Knight                         Pro Forma
                                                Mortgage      Investment,      Pro Forma        Combined
                                                  LLC             Ltd.        Adjustments        Balance
                                             --------------  --------------  --------------  ---------------
Revenues:                                    $    2,269,679  $            -  $            -  $     2,269,679

Expenses:
   Sales & Marketing                                181,132               -               -          181,132
   General & Administrative                       1,737,579              80               -        1,737,659
                                             --------------  --------------  --------------  ---------------

Net Operating Income (Loss)                         350,968             (80)              -          350,888

Other Income (Expense)                             (122,821)              -               -         (122,821)
                                             --------------  --------------  --------------  ---------------

Net Income (Loss)                            $      228,147  $          (80) $            -  $       228,067
                                             ==============  ==============  ==============  ===============

Income (Loss) per share                      $            -  $            -                  $          0.03
                                             ==============  ==============                  ===============

Weighted average shares outstanding                       -       1,000,000                        8,600,000











See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1)     General

In the acquisition, Knight will acquire all of the assets and liabilities of Northeast in exchange for 3,000,000 shares of Common Stock and 4,600,000 shares of Series A Preferred Stock, or approximately 75% of the New Common Stock outstanding and 100% of the New Series A Preferred Stock outstanding subsequent to the Merger, subject to certain adjustments. The acquisition will be accounted for as a reverse merger, with Northeast being treated as the surviving entity for accounting purposes. For purposes of preparing these pro forma financial statements, certain assumptions as set forth in the notes to the pro forma adjustments have been made in allocating the sales price to the net assets sold. As such, the pro forma adjustments discussed below are subject to change based on final appraisals and determination of the fair market value of the assets and liabilities of Knight.

(2)     Fiscal Year Ends

        The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2001 and the three months ended March 31, 2002 include Northeast's and Knight's operations on a common fiscal year.

(3)     Pro Forma Adjustments

        The adjustments to the accompanying unaudited pro forma condensed combined statements of operations are described below:

        There are no anticipated adjustments to the statements of operations as a result of the merger.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

ARTICLE TWELFTH of the Amended and Restated Articles of Incorporation of the Registrant provides as follows:

         No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

ARTICLE XI of the Bylaws of the Registrant provide as follows:

        Section 43. Indemnification of Directors, Executive Officers, Other Officers, Employees and Other Agents.

         (a.) Directors Officers. The corporation shall indemnify its directors and officers to the fullest extent not prohibited by the Nevada General Corporation Law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Nevada General Corporation Law or (iv) such indemnification is required to be made under subsection (d).

        (b.) Employees and Other Agents. The corporation shall have power to indemnify its employees and other agents as set forth in the Nevada General Corporation Law.

        (c.) Expense. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said mounts if it should be determined ultimately that such person is not entitled to be indemnified under this Bylaw or otherwise.

        Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this Bylaw, no advance shall be made by the corporation to an officer of the corporation (except by reason of the fact that such officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

         (d.) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or officer. Any right to indemnification or advances granted by this Bylaw to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting his claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standard of conduct that make it permissible under the Nevada General
Corporation Law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed in the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the Nevada General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this Article XI or otherwise shall be on the corporation.

         (e.) Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the Nevada General Corporation Law.

        (f.) Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        (g.) Insurance. To the fullest extent permitted by the Nevada General Corporation Law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Bylaw.

        (h.) Amendments. Any repeal or modification of this Bylaw shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

         (i.) Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Bylaw that shall not have been invalidated, or by any other applicable law.

        (j.) Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:

                  (i.) The term "proceeding" shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

                  (ii.) The term "expenses" shall be broadly construed and shall include, without limitation, court costs, attorneys' fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

                  (iii.) The term the "corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent or another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Bylaw with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                  (iv.) References to a "director," "executive officer," "officer," "employee," or "agent" of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

                  (v.) References to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Bylaw.

         Section 78.7502 of the Nevada Revised Statutes allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for any action taken, or any failure to take any action, as a director, except for the amount of financial benefit received by a director for which he is not entitled, an intentional infliction of harm on the corporation or shareholders, a violation of 78.138 or an intentional violation of criminal law.

         Section 78.7502, et seq. of the Nevada Revised Statutes provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

         The Registrant has included in its Articles of Incorporation a provision limiting director liability in accordance with the statute.

Item 25.  Other Expenses of Issuance and Distribution.

         The following table sets forth the estimated costs and expenses of the Company in connection with the offering described in the Registration Statement.

               Securities and Exchange Commission Registration Fee                           $  62
               Legal Fees and Expenses                                                      25,000
               Accounting Fees and Expenses                                                  7,500
               Other Expenses                                                                2,500
                                                                                             -----
               Total Expenses                                                              $35,062

Item 26.  Recent Sales of Unregistered Securities.

         None.

Item 27.  Exhibits

        Exhibit
        Number                                          Description                                          Reference
     --------------    -------------------------------------------------------------------------------     --------------
          2.1          Contribution  Agreement  among  Registrant,  Northeast  Mortgage  LLC, and its           (1)
                       members
          3.1          Amended  and  Restated   Articles  of  Incorporation   of  Registrant,   dated           (2)
                       December 27, 2001
          3.2          Amended and Restated By-laws of Registrant                                               (1)

        Exhibit
        Number                                          Description                                          Reference
     --------------    -------------------------------------------------------------------------------     --------------
          4.1          Form of Common Stock Certificate                                                          *
          5.1          Opinion of Quarles & Brady Streich Lang,  LLP as to the legality of securities            *
                       being registered (includes consent)
         10.1          2001 Stock Option Plan                                                                   (1)
----------

*        Filed herewith

(1)     Filed with  Information  Statement on Schedule 14C,  dated  December 21,
        2001.

(2)     Filed with current report on Form 8-K, dated April 10, 2002.

Item 28.  Undertakings

(a)      Rule 415 Offering.  The undersigned Registrant hereby undertakes:

         (1)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   registration
                  statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) For determining any liability under the Securities Act of 1933 (the "Securities Act"), to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(e)      Request for acceleration of effective date:

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f)      Reliance on Rule 430A:

         (1) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the issuer under Rule 424(b)(I), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

         (2) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offering in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Phoenix, Arizona, on May ___, 2002.



                                       NORTHEAST MORTGAGE CORPORATION, a
                                       Nevada corporation



                                       /s/ Brian Rogerson
                                       -----------------------------------------
                                       Brian Rogerson, Chairman of the Board and
                                       President (Chief Executive Officer)


         Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


                     Signature and Title                                    Date


/s/ Brian Rogerson                                                  May __, 2002
---------------------------------------------------------------
Brian Rogerson,  Chairman of the Board,  President,  Principal
Executive Officer and Director


/s/ Sean Rogerson                                                   May __, 2002
---------------------------------------------------------------
Sean Rogerson, Director and Vice President


/s/ Anthony Gabriele                                                May __, 2002
---------------------------------------------------------------
Anthony Gabriele, Director and Secretary


/s/ Daniel L. Hodges                                                May __, 2002
---------------------------------------------------------------
Daniel L. Hodges, Director



                                      S-1